File No. 333-18277

As filed with the Securities and Exchange Commission on  March 24, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        Amendment No. 2 on Form SB-2/A to

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       MEDIWARE INFORMATION SYSTEMS, INC.
                 (Name of Small Business Issuer in Its Charter)
NEW YORK                              7372                     11-2209324
(State or Other Jurisdiction of  (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)   Identification
                                                               No.)

            1121 Old Walt Whitman Road, Melville, New York 11747-3005
                                 (516) 423-7800
          (Address and Telephone Number of Principal Executive Offices)

            1121 Old Walt Whitman Road, Melville, New York 11747-3005
(Address of Principal Place of Business or Intended Principal Place of Business)

                                   Les N. Dace
                      President and Chief Executive Officer
                       Mediware Information Systems, Inc.
                           1121 Old Walt Whitman Road
                          Melville, New York 11747-3005
                             Tel. No. (516) 423-7800
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                           Jonathan H. Churchill, Esq.
                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                          New York, New York 10004-1490
                              Tel. No. 212-858-1000
                    --------------------------------------------

     Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-| -------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
--------------------------------------------

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================================
  Title of Each Class        Dollar Amount to be        Proposed Maximum            Proposed Maximum             Amount of
  of Securities to be            Registered            Aggregate Price Per         Aggregate Offering        Registration Fee
       Registered                                             Unit                       Price
----------------------------------------------------------------------------------------------------------------------------------
      Common Stock            2,089,255 shares               $3.50*                  $7,312,392.50*              $2,522**
==================================================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Based on the last reported sale price for the shares of Common Stock on December 17, 1996.

**       Previously paid.
---------------------
The registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the registrant  shall file a further amendment which specifically  states that this Registration  Statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933  or  until  the  Registration  Statement  shall  become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION


PROSPECTUS
                                    2,089,255
                                     Shares

                       MEDIWARE INFORMATION SYSTEMS, INC.

                                  COMMON STOCK
                       -----------------------------------

                  This Prospectus may be used by persons ("Selling Shareholders") who have received or will receive shares of Common Stock (par value $.10 per share) (the "Common Stock") of Mediware Information Systems, Inc. (the "Company" or "Mediware") covered by this Prospectus in connection with (i) the exercise of warrants and options to purchase Common Stock and (ii) the purchase of such Common Stock in a private placement in June 1996.

                  Selling Shareholders may sell shares of Common Stock from time to time privately in negotiated transactions or publicly in open-market transactions on the Nasdaq Smallcap Market or otherwise, in one or more transactions, as described more fully herein. See "Plan of Distribution". Selling Shareholders and broker-dealers that participate with Selling Shareholders in such sales of Common Stock, and any brokers or finders who receive Common Stock as fees, may be deemed to be " underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Act"), and any commissions or fees received by them and any profit on the resale of shares of Common Stock may be deemed to be underwriting compensation. The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

                  The Company may agree to indemnify the Selling Shareholders and/or broker-dealers against certain civil liabilities, including liabilities under the Act, and to reimburse them for certain expenses in connection with the sale of Common Stock.


                  The outstanding shares of Common Stock are currently listed on The Nasdaq SmallCap Market under the symbol "MEDW". The last reported sale price on Nasdaq on March 17, 1997 was $3.625 per share.


                      ------------------------------------

                  See "Risk Factors" on page 3 herein for a discussion of certain risks which should be considered by prospective investors.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this Prospectus is _____________________, 1997

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with an offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person, underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein is current as of any time subsequent to the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any State in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

         Pursuant to Rule 174 under the Act, dealers effecting transactions in the registered securities, whether or not participating in this distribution, are not required to deliver a prospectus, except that dealers have the obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION..............................................  2
RISK FACTORS.......................................................  3
THE COMPANY........................................................  6
USE OF PROCEEDS....................................................  8
CAPITALIZATION.....................................................  8
DIVIDEND POLICY....................................................  8
DESCRIPTION OF THE BUSINESS........................................  8
PROPERTIES......................................................... 15
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION

  AND RESULTS OF OPERATIONS........................................ 15
DESCRIPTION OF CAPITAL STOCK....................................... 19

MARKET FOR REGISTRANT'S COMMON

  EQUITY........................................................... 20

SECURITY OWNERSHIP................................................. 21
DIRECTORS.......................................................... 24
EXECUTIVE OFFICERS................................................. 27
EXECUTIVE COMPENSATION............................................. 28
SHARES ELIGIBLE FOR FUTURE SALE.................................... 30
CERTAIN TRANSACTIONS............................................... 31

INDEMNIFICATION OF OFFICERS
  AND DIRECTORS.................................................... 32
PLAN OF DISTRIBUTION............................................... 32
LEGAL MATTERS...................................................... 33
EXPERTS  .......................................................... 34
FINANCIAL STATEMENTS............................................... 35

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("1934 Act") and in accordance therewith files reports, proxy statements and other information (collectively, "1934 Act Reports") with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding the Company. Certain securities of the Company are listed on The Nasdaq SmallCap Market, and reports, proxy material and other information concerning the Company may be inspected at the office of Nasdaq.


         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that was incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to Office of the Secretary, Mediware Information Systems, Inc., 1121 Old Walt Whitman Road, Melville, New York 11747-3005, Tel. No. (516) 423-7800.

                                  RISK FACTORS

         The shares offered hereby represent a speculative investment and involve a high degree of risk. Each prospective purchaser should carefully consider the following risks among other factors before making an investment in the shares offered hereby.

         Past  Operating  Losses.  For the fiscal  years ended June 30, 1996 and
1995, the Company has operating revenues of $10,432,000 and $8,079,000, respectively, and a net loss of $3,491,000 and net income of $90,000, respectively. The Company had net earnings in only two of the last five fiscal years. Previous losses have been funded in part with proceeds from bridge financings, in connection with which the Company issued promissory notes and warrants to purchase Common Stock.


         Working Capital Deficiency; Restrictive Covenants. In connection with the Acquisition (described more fully herein, see "The Company" and "Description of the Business"), the Company issued a promissory note to the seller of the acquired divisions, which, as amended, is due August 1, 1997. As a result, the Company has a working capital deficiency on December 31, 1996 of $2,994,000. The Company will require additional sources of liquidity to fund the balance of up to $4.6 million due August 1, 1997 on this note, as well as the $1,179,000 balance due on the promissory notes due August 1, 1997 which were issued in bridge financings. The promissory note issued in connection with the Acquisition is collateralized by all of the issued and outstanding capital stock of Digimedics and JAC, subsidiaries of the Company engaged in its pharmaceutical information business, and all of the assets of Digimedics. The note is also guaranteed by the Company and restricts numerous corporate activities of the Company. See "Description of Capital Stock".


         Variability of Operating Results. The Company expects its revenues and profitability to fluctuate widely from quarter to quarter and, to a lesser extent, from year to year, because of the small number of information systems sold relative to the purchase price of the systems. Revenues, earnings and costs may also vary significantly from period to period and over a longer time frame depending upon the timing of deliveries, installation schedules, the product mix, variability of hospital decision cycles and the availability to hospitals of funding for capital expenditures.

         Hospital Purchase Procedures. Under hospital financial procurement procedures, the Company's products are treated as capital items. As such, the sale of new systems can be a lengthy and expensive process, requiring from six to eighteen months and approval at several levels of hospital management and is dependent on the availability of funds.

         Possible Delisting. The Board of Directors of The Nasdaq Stock Market has announced changes to its maintenance standards for listing that, if approved by the SEC in the form proposed, would include a net tangible assets test which would become effective at the end of a phase-in period. The Company would not be able to meet the proposed test without the infusion of significant additional capital. The Pacific Stock Exchange, on which the common stock also is listed, has imposed new listing maintenance criteria based on net worth and tangible net assets . The Company does not meet the new criteria; however, The Pacific Stock Exchange has granted the Company a phase-in compliance period until the end of 1997. If the Company does not meet the new criteria after the extended compliance period, it is subject to being delisted. If such listings are terminated, the liquidity for the Company's common stock will be severely impaired in the absence of the development of a meaningful alternative to The Nasdaq Stock Market.


         Acquisition. The realization of the benefits anticipated by management from the acquisition of the Pharmakon and JAC divisions in June 1996 described in "The Company -Pharmacy Division - Digimedics and Pharmakon" and "Description of the Business - Products -Pharmacy Division - Digimedics and Pharmakon" is subject to the acceptance of the Company by the acquired company's customers, the integration of the acquired products and personnel and other risks typical of business acquisitions. Furthermore, as the Company does not have experience doing business in the United Kingdom, the realization of the benefits from JAC could initially be affected.

         Competition. Competition in the hospital computer software industry is intense. In sales of the Hemocare system, the Company currently competes principally with one other specialty vendor of stand-alone blood bank systems (which is of comparable size) and two substantially larger vendors of laboratory information systems that contain a blood bank subsystem. The Pharmacy Division competes with numerous companies, including some of the leading vendors of healthcare information systems. The competitors of Surgiware have significantly larger installed bases. These competitors have substantially greater technical, marketing, financial and other resources than the Company and have established reputations for success in developing and selling hospital information systems. There can be no assurance that the Company will be able to compete successfully in its markets. See "Description of the Business - Competition."

         Technological Obsolescence; Marketing and Acceptance of New Products. The computer software industry is characterized by rapid and significant technological advances. These advances often result in partial or total obsolescence of programs within a short time. Consequently, it is necessary to enhance a system continuously and to modify it for use on new computer systems and in new technical environments. There can be no assurance that the Company will be able to develop or acquire new products or product updates at a rate sufficient to keep them competitive or that such new products or product updates will achieve market acceptance. The Company's pharmacy division has introduced a new client server pharmacy system, WORx, the market acceptance of which by new and existing customers will be important to the Company.

         Product Protection. The Hemocare and Digimedics systems are not patented but have been copyrighted. Certain features of the licensed Surgiware software are covered by a patent held by the licensor. To protect its proprietary software, the Company relies upon the law of trade secrets, nondisclosure agreements with employees, and restrictions on disclosure and transferability incorporated into agreements with customers. Notwithstanding these safeguards, it is possible for competitors of the Company to obtain its trade secrets and to imitate its products. Furthermore, there can be no assurance that others will not independently develop software products similar to those developed or planned by the Company.

         Government Regulation. The adequacy of blood bank information management and record keeping is subject to inspection and review by the Food and Drug Administration ("FDA") which is in the process of developing new guidelines which it intends to apply to blood bank information systems and to the inspection of vendors of such systems. Hemocare and the Company are subject to the jurisdiction of the FDA as suppliers of medical devices. The Company has dedicated substantial time and resources in its attempts to comply with applicable guidelines and regulations and believes that it is in substantial compliance therewith, but cannot predict whether it will be in compliance with any future guidelines, regulations or inspection procedures. Non-compliance could have a material adverse effect on the operations of the Company. Any of the Company's other activities could also become subject to Congressional or governmental agency efforts to establish or expand governmental agency jurisdiction. See "Description of the Business - Government Regulation."

         Dependence Upon Key Employees. The success of the Company will depend, in part, on its continuing ability to attract and retain key employees. If the Company loses the services of its key employees, or if the Company is unable to attract and retain additional qualified personnel, its business could be materially adversely affected.

         No Dividends. The Company has no present intention of paying cash dividends on its Common Stock. Future earnings, if any, will be used to finance the development and continued expansion of its business. See "Dividend Policy."

         Shares Eligible For Future Sale. The holders of substantially all of the outstanding shares of Common Stock are free to sell their shares and/or in some instances have the right to have their shares included in one or more registration statements under the Securities Act. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

         Authorized Preferred Stock. The Company is authorized to issue 10,000,000 shares of preferred stock, the terms of which may be fixed by the Board of Directors. The effects of any issuance of preferred stock upon the rights of holders of Common Stock could be negative, depending upon the terms of the preferred stock. Such effects might include: (a) reduction of the amount of funds otherwise available for, and restrictions on, the payment of cash dividends on Common Stock; (b) dilution of the voting power of the Common Stock; and (c) inability to share in the assets of the Company upon liquidation until satisfaction of liquidation preferences of preferred stock.

         Forward-Looking Statements. Certain statements made in or incorporating this Prospectus are forward-looking statements, including those which are expressed or implied in the discussion of the Company's products and its goals for a new pharmacy product (WORx) and the Pharmakon and JAC Acquisition. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties are expressed in the Risk Factors discussed above, especially those under the headings "Working Capital Deficiency; Restrictive Covenants", "Variability of Operating Results", Hospital Purchase Procedures", "Acquisition", "Competition", "Technological Obsolescence; Marketing and Acceptance of New Products", "Product Protection" and "Government Regulation".


                                   THE COMPANY

         Mediware Information Systems, Inc. (together with its subsidiaries, the "Company" or "Mediware") develops, sells and supports computer-based management information systems for use in various clinical departments of hospitals. The systems are designed to automate the data these departments provide hospital management and therefore increase productivity, reduce operating costs, enhance revenues and improve quality assurance and patient care. These benefits are of critical importance to hospital administrators who face increasing financial and regulatory pressures. At present, the Company offers systems for three different departments: the blood bank, the pharmacy and the surgical suite. With the completion of the Acquisition referred to below the installed base of clinical information systems has increased to approximately 825 clients.

         The Company was incorporated in 1980. The Company's headquarters are located at 1121 Walt Whitman Road, Melville, New York 11747, telephone (516) 423-7800.

HEMOCARE

         The Company's cornerstone product is one of North America's leading blood bank information systems, and is sold either "stand-alone" or as part of an integrated "LAB/Blood Bank" system. The system was designed in collaboration with Memorial Sloan-Kettering Cancer Center in New York City. Hemocare's software programs are organized into subsystems performing over 200 functions of which the major ones (a) manage and control blood inventory; (b) perform long-term donor and transfusion record keeping; (c) store and manage characteristics of blood products to be transfused; (d) maintain patient and transfusion records; (e) maintain the records of patient test results; and (f) automate billing and workload recording. The Hemocare system is installed in approximately 250 hospitals which range in size from 100 beds to over 1,600 beds.

PHARMACY DIVISION - DIGIMEDICS AND PHARMAKON

         In May of 1990, the Company acquired Digimedics Corporation, one of the country's leading vendors in information management systems for hospital pharmacies. Digimedics had been developing and selling products and services to hospital pharmacies since 1976. In the mid-1980's, Digimedics introduced the first open systems version of a comprehensive pharmacy information management system. Digimedics Corporation is a wholly owned subsidiary of the Company. Over 130 Digimedics systems have been installed at 121 hospitals (some hospitals have separate systems for inpatient and outpatient pharmacies).

         At the end of 1996, Digimedics introduced a new client server pharmacy system called "Digimedics/WORx", which will have a complete Microsoft Windows based graphical user interface, which the Company feels will increase the attractiveness of the system.

         The Acquisition. On June 17, 1996, Digimedics Corporation acquired certain assets of the U.S. based Pharmakon division ("Pharmakon") and a pharmacy management system operating in the United Kingdom, JAC Computer Service, LTD. ("JAC"), of Continental Healthcare Systems, Inc. (the "Acquisition"), which are being incorporated into the Company's Digimedics operation. The addition of Pharmakon and its client base has increased the Company's installed base of clinical information systems to approximately 825 (over 500 of which are pharmacy system installations). This places the Company in the position of providing the largest number of stand-alone pharmacy information systems in the country. The Acquisition also provides the Company with an international presence; JAC has approximately 180 pharmacy information systems installed in the United Kingdom.

SURGIWARE

         In September of 1990, the Company licensed the right to market and relicense the Surgiware system for use in surgical suites. Surgiware is a comprehensive information system for managing the human resources, facilities, equipment and supplies required for surgery. The Surgiware system integrates clinical data capture, inventory and equipment control scheduling, quality assurance and report writing. For example, the system contains a program that presents a proprietary, real time moving schedule on a color graphics display allowing the user to visually identify potential scheduling conflicts based upon what is happening in the surgical suite at the moment, and to test alternative solutions on the system. The core of the system is in its unique ability to gather and disseminate data at the point of care, providing unique advantages to hospitals in need of timely, accurate data on their surgical activities. Additional modules and functions can be added, such as a clinical data module that keeps track of all aspects of a patient's treatment, including pre-operative and post-operative control.

         The Company's marketing is concentrated on the approximately 1,000 hospitals that have more than 300 beds and 10 operating rooms, where studies indicate that approximately 80% of all surgical services in this country are performed. The Company has installed 25 Surgiware sites.

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from any sale of shares by Selling Shareholders.

                                 CAPITALIZATION


         The following table sets forth the consolidated capitalization of the Company at December 31, 1996:



Short-term debt.....................................


                                                             6,113,000
                                                             ---------
Long-term debt .....................................
                                                                35,000
                                                              --------


Shareholders' equity:
    Preferred Stock, $.01 par value -
      10,000,000 shares authorized,
      none issued and outstanding
    Common Stock, $.10 par value --
      12,000,000 shares authorized,

      4,945,179 shares issued and outstanding (1)...        495,000

Additional paid-in  capital.........................     13,440,000


 Cumulative foreign currency
      translation adjustment.........................        24,000

 (Deficit)..........................................     (8,558,000)
                                                          -----------


   Total shareholders' equity.......................      5,401,000
                                                          ----------
Total Capitalization ...............................    $11,549,000
                                                        ============

---------------------------------
(1)
Does not include (a) up to 722,854 shares reserved for future issuance upon exercise of outstanding options under the Company's 1982 Stock Option Plan, the 1992 Equity Incentive Plan and the Stock Option Plan for Non-Employee Directors or (b) up to an aggregate of 674,695 shares issuable upon exercise of outstanding warrants, each number as of December 31, 1996. See "Executive Compensation," "Directors Compensation of Directors". See also "Certain Transactions".


                                 DIVIDEND POLICY

         The Company has never paid dividends on its Common Stock and has no present intention to pay cash dividends on its Common Stock. Earnings, if any, will be used to finance the development and continued expansion of the Company's business. The Company is prohibited from paying dividends so long as the promissory note issued to Continental in the Acquisition remains outstanding.

                           DESCRIPTION OF THE BUSINESS

         The Company develops, sells and supports computer-based management information systems for use in various clinical departments of hospitals. The systems are designed to automate the data these departments provide hospital management and therefore increase productivity, reduce operating costs, enhance revenues and improve quality assurance and patient care. These benefits are of critical importance to hospital administrators who face increasing financial and regulatory pressures. At present, the Company offers systems for three different departments: the blood bank, the pharmacy and the surgical suite. With the completion of the Acquisition referred to below the installed base of clinical information systems has increased to approximately 825 clients. The Company's operations are within one industry segment.

Products

         HEMOCARE - The Company's cornerstone product is one of North America's leading blood bank information systems, and is sold either "stand-alone" or as part of an integrated "LAB/Blood Bank" system. The system was designed in collaboration with Memorial Sloan-Kettering Cancer Center in New York City. Hemocare's software programs are organized into subsystems performing over 200 functions of which the major ones (a) manage and control blood inventory; (b) perform long-term donor and transfusion record keeping; (c) store and manage characteristics of blood products to be transfused; (d) maintain patient and transfusion records; (e) maintain the records of patient test results; and (f) automate billing and workload recording.

         Hemocare's core technology is the UNIX operating system and the "C" programming language, allowing it to run on multiple hardware platforms. Current versions of the system are ported to the IBM RS/6000, as well as Intel PC technologies. The scalability of these platforms allows Hemocare to address the needs of virtually any size hospital. Hemocare has been the first to attempt to market innovative product enhancements such as Validation Templates, Video Validation, Standard Integration Module and Mock Regulatory Inspection. At this time Hemocare is the only blood banker to offer these products, which assist customers in their efforts to remain compliant with regulatory agency guidelines. The Standard Integration Module was instrumental in the growth of laboratory vendors, who have integrated and remarketed this product. The Company currently has remarketing agreements with HBO and Company, Citation Computer Systems, Inc., Dynacor, Inc., Keane, Inc., NLFC, Inc. and Shared Medical Systems, Inc.

         The Hemocare system is installed in approximately 250 hospitals which range in size from 100 beds to over 1,600 beds.

         PHARMACY DIVISION - DIGIMEDICS AND PHARMAKON - In May of 1990, the Company acquired Digimedics Corporation, one of the country's leading vendors in information management systems for hospital pharmacies. Digimedics had been developing and selling products and services to hospital pharmacies since 1976.

In the mid-1980's, Digimedics introduced the first open systems version of a comprehensive pharmacy information management system. Digimedics Corporation is a wholly owned subsidiary of the Company.

         The benefits of Digimedics include (a) potential customer savings through the automation of drug formulary and perpetual inventory; (b) potential enhanced revenues through more accurate and complete patient billing; (c) improved patient care by more accurate drug dispensing, automatic checking of adverse drug-drug interactions and automatic checking of previously recorded drug allergies; and (d) interfacing with other hospital information systems, drug wholesalers, and various dispensing machines, such as PYXIS and the automated Pharmacy System robotics devices.

         The current version of Digimedics, called "Digimedics XA for Windows," is based on the UNIX operating system, the "C" programming language, and the UNIFY relational database management system. Although largely a "character based" application, certain Microsoft Windows features have been included, offering the Company certain sales advantages by providing customers and prospective customers with the type of graphical user interface they prefer.

         At the end of 1996, Digimedics introduced a new client server pharmacy system called "Digimedics/WORx". WORx (Windows, Open, Rx) will have a complete Microsoft Windows based graphical user interface, which the Company feels will increase the attractiveness of the system. Also, new technologies include integration features such as the Informix relational database management system, point and click Windows based ad-hoc report writing, and an integrated inpatient/outpatient database.

Other WORx features will include:

o  Support of clinical pathways.
o  A clinical database and drug monographs.
o  Incorporation  of an  extensive  array of  clinical  drug  alerts  concerning
   allergy,   diagnosis,   dose,  food,  IV  incompatibility,   interaction  and
   therapeutic duplication.
o  Foreign-language patient education monographs.
o  Customization to meet community standards.

         By taking advantage of its open architecture, WORx is capable of linking with expert systems, decision-support software and clinical databases. WORx will act as the central hub of information in the pharmacy and will provide specialized tools for all aspects of pharmaceutical care including order entry, distribution, outcomes, billing, utilization evaluation, education, critical pathways, purchasing and research.

         WORx can adapt into a diversity of hardware and networking environments. Utilizing technologies such as the UNIX operation system, C++ programming language, Informix, and Microsoft Windows 95, WORx is positioned as a state of the art client/server solution.

         Over 130 Digimedics systems have been installed at 121 hospitals (some hospitals have separate systems for inpatient and outpatient pharmacies), including the University of California Medical Center, San Francisco; University Medical Center, Las Vegas; Columbia-Presbyterian Medical Center, New York City; Shands Hospital at the University of Florida, Gainesville; University of Kansas Medical Center, Kansas City; and the University of Michigan Hospitals and Clinics, Ann Arbor.

         As noted above, on June 17, 1996, the Company acquired certain assets of the U.S. based Pharmakon division and the U.K. based JAC from Continental Healthcare Systems, Inc. ("Continental"), which are being incorporated into the Company's Digimedics operation. The addition of Pharmakon and its client base has increased the Company's installed base of clinical information systems to approximately 825 (over 500 of which are pharmacy system installations). This places the Company in the position of providing the largest number of stand-alone pharmacy information systems in the country. The Acquisition also provides the Company with an international presence; JAC has approximately 180 pharmacy information systems installed in the United Kingdom.

         Pharmakon and JAC, which generated sales and service of approximately $8.4 million in the fiscal year ended November 30, 1995, markets a management information system for hospital pharmacies. The Acquisition has added approximately 415 hospital systems and 235 hospitals to the Company's customer base in the United States and an additional 180 customers in the United Kingdom.

         Pharmakon had been providing pharmacy systems for almost twenty years. Management has begun its efforts to convert Pharmakon's U.S. customers to the Digimedics WORx system. Pending this conversion, the Company has assumed the existing support and maintenance contracts and expects to generate approximately $3.4 million per year in service revenues by continuing to service the newly acquired customers. Through the Acquisition, the Company will also acquire certain technologies which are currently under development and are expected to be integrated into future systems offerings of Digimedics.

         The Company's management team believes there exists strong parallels between its current Digimedics customer base and that of Pharmakon, both of which include not only large university hospitals and multi-site acute care facilities, but also progressive community, municipal, and long-term care facilities. Management has retained approximately 43 of Pharmakon's 75 employees in the U.S.

         SURGIWARE - In September of 1990, the Company licensed the right to market and relicense the Surgiware system for use in surgical suites. Surgiware is a comprehensive information system for managing the human resources, facilities, equipment and supplies required for surgery. The Surgiware system integrates clinical data capture, inventory and equipment control scheduling, quality assurance and report writing. For example, the system contains a program that presents a proprietary, real time moving schedule on a color graphics display allowing the user to visually identify potential scheduling conflicts based upon what is happening in the surgical suite at the moment, and to test alternative solutions on the system. The core of the system is in its unique ability to gather and disseminate data at the point of care, providing unique advantages to hospitals in need of timely, accurate data on their surgical activities. Additional modules and functions can be added, such as a clinical data module that keeps track of all aspects of a patient's treatment, including pre-operative and post-operative control.

         The benefits of a fully-implemented system include (a) improvement in the efficiency and output of operating rooms; (b) improvement in the management of staffing, equipment and supplies; (c) improvement in inventory controls; and
(d) incremental billings resulting from procedures that, without Surgiware, might be overlooked for billing purposes because they either were unplanned or fall outside the billing category for the planned procedure. Surgiware also integrates clinical data capture, and equipment control, scheduling, quality assurance and report writing. These benefits can translate into significant revenues and savings since the surgical suite usually produces more revenue than any other department and is the greatest cost center in the hospital. The record keeping functions of Surgiware can also be of significant benefit in the areas of quality assurance, risk management, and the accreditation of physicians.

         Surgiware uses the UNIX operating system, the "C" programming language, the INFORMIX SQL 4th generation relational database manager, and a fault-tolerant architecture that allows the personal computer that is placed in each operating room to operate independently in the event of a failure of the central Surgiware computer. The system has been ported to the IBM RS-6000 and the Data General AViiON series, and to 386, 486 and Pentium IBM compatible personal computers.

         The Company's marketing is concentrated on the approximately 1,000 hospitals that have more than 300 beds and 10 operating rooms, where studies indicate that approximately 80% of all surgical services in this country are performed. The Company has installed 25 Surgiware sites.

         In 1992, the licensor of Surgiware commenced an arbitration against the Company which, in late 1994, led to a decision in favor of the Company which confirmed the Company's license for the Surgiware product, including improvements developed by the licensor. The arbitral panel confirmed the Company's right to retain exclusivity for the Surgiware product and to license another generic hospital scheduling software product developed by the licensor upon the payment of additional royalties. The Company determined in early 1995 that the benefits of exclusivity and the generic hospital product did not justify the required additional royalty payments. The Company has initiated negotiations with the licensor of the Surgiware system to replace the existing royalty arrangement with a fully paid-up license, requiring additional royalty payments only in the case of a simultaneous sale by the Company of multiple sublicenses. In the course of these negotiations the licensor has asserted that the Company has breached the existing license agreement. The Company believes that this assertion is meritless and is being made for negotiating purposes only.

Sales and Marketing

         The Company's three products are sold directly by ten full-time sales people, as well as four Company officers, with the assistance of seven clinical specialists who demonstrate the systems and address technical questions. The Company continues an on-going, in-house lead generation program that generates numerous sales leads. Sales leads and support are received from certain hardware manufacturers, especially IBM Corporation and Data General Corporation, whose products the Company sells as a Value Added Reseller ("VAR"). The Company's products are also sold increasingly through remarketers who are vendors of laboratory and other information systems that offer Company systems as subsystems of their product. The Company has entered into agreements with vendors such as HBO and Company (for both STAR and ALS product lines), Citation Computer Systems, Inc., Dynacor, Inc., Keane, Inc., NLFC, Inc. and Shared Medical Systems, Inc.

Software Support and Hardware Maintenance Services

         The Company provides comprehensive service to its installed base of customers through its own service organization. Virtually all of the Company's customers enter into software support agreements with either the Company or its resellers which are renewed either annually or at longer intervals but, in the case of former Pharmakon customers, may be canceled by either party on 60 days notice. These agreements generally provide for 24-hour access to customer support staff, as well as periodic product enhancements and a limited product warranty, for which the customer pays a monthly fee subject to cancellation after a specified notice period. Some of the Company's customers have also entered into agreements for hardware maintenance, which the Company generally subcontracts to hardware manufacturers. As of June 30, 1996, the Company had software support and hardware maintenance agreements providing for periodic payments totaling approximately $7.94 million on an annualized basis, including the revenues of Pharmakon.

         HEMOCARE  and   DIGIMEDICS  are  trademarks  of  the  Company  and  its
subsidiary, Digimedics Corporation, respectively.

Competition

         The competition in the market for clinical information systems is intense. The principal competitive factors are the functionality of the system, its design and capabilities, site references, reputation for ongoing support, the potential for enhancements, price and salesmanship. Different dynamics and competitors, however, affect each of the Company's products.

         HEMOCARE -- The Company currently competes principally with one other specialty vendor of stand-alone blood bank systems (Western Star, Inc.), which is a company of comparable size, and with two vendors (Cerner Corporation and Sunquest Information Systems, Inc.) of laboratory information systems ("LIS") that contain a blood bank subsystem. The LIS vendors are much larger companies with greater technical, marketing, financial and other resources than the Company, and have established reputations for success in developing and selling hospital information systems.

         PHARMACY DIVISION -- The Company currently competes with numerous companies, including some of the leading vendors of healthcare information systems. As a result of the Acquisition of Pharmakon, the Company believes that it has the largest number of stand-alone hospital pharmacy systems in its market. Many competitors have established reputations for success in developing and selling medical information systems and have far greater resources than the Company. The principal competitors of the Pharmacy Division are believed to be Cerner Corporation, BDM Corp., HCS Corp. and Pharmacy Computer Systems, Inc., as well as numerous providers of complete healthcare information systems.

         SURGIWARE -- The competitors of Surgiware have significantly larger installed bases and have substantially greater technical, marketing, financial and other resources than the Company and have established reputations for success in developing and selling hospital information systems. The principal vendors competing with the Surgiware system are believed to be Serving Software Incorporated, a wholly owned subsidiary of HBO and Company, Enterprise Systems Incorporated, and Atwork Corporation, a wholly owned subsidiary of Medaphis Corporation.

Copyright, Patents and Trade Secrets

         The Company has relied primarily on copyright, trade secret protection and confidentiality agreements for protection of its software systems. Certain features of the Surgiware system are covered by a patent held by the licensor.

Government Regulation

         The hospitals that comprise the primary market for the Company's products must comply with various federal, state and local statutes and regulations. The adequacy of blood bank information management and record keeping is subject to inspection and review by the FDA. Hemocare and other blood bank systems are also subject to regulation by the FDA as medical devices. Consequently, the Company and its competitors who provide blood bank information management systems are also subject to the jurisdiction of the FDA as suppliers of medical devices. The Company has dedicated substantial time and resources in its attempts to comply with applicable guidelines and regulations and believes that it is in substantial compliance therewith. Legislation has been introduced in Congress seeking to expand the jurisdiction of the FDA, and the FDA is in the process of developing new guidelines which it intends to apply to blood bank information systems and to the inspection of vendors of such systems. The Company cannot predict whether it will be in compliance with these new guidelines or any future guidelines, regulations or inspection procedures. Non-compliance with any such guidelines, regulations or procedures could have a material adverse effect on the operations of vendors of blood bank information systems, including the Company. Any of the Company's other activities could also become subject to Congressional or governmental agency efforts to establish or expand governmental agency jurisdiction.

Miscellaneous

         The Company's software development expenditures were as follows: during fiscal 1996 -- $1,438,000; during fiscal 1995 -- $1,387,000; and during fiscal
1994 -- $1,791,000. These expenditures included write-downs and amortization of software development costs. In addition, software costs of $496,000, $356,000 and $367,000, respectively, were capitalized in each year. In addition, the Company purchased $3,891,000 of research and development in the Acquisition of Pharmakon and JAC, which upon acquisition were charged to operations.

         The Company's business is not dependent on a single customer or a few customers. The Company considers that its market area and customer base is the United States and Canada. However, the Company intends to market its products in the United Kingdom in fiscal 1997 through JAC.

Employees

         As of June 30, 1996, the Company had 138 full-time employees and 12 part-time employees, including 27 in sales and marketing, 92 in customer support and product development, and 19 in administration. No employees are represented by a labor union and the Company considers its employee relations to be good.

                                   PROPERTIES

         The Company's corporate headquarters are in Melville, New York, where the Company occupies approximately 5,738 square feet under a lease that expires on July 31, 1998. The Digimedics division is headquartered in Scotts Valley, California, where the Company occupies approximately 11,646 square feet under a lease expiring on May 1, 2001. The Pharmakon Division is headquartered in Overland Park, Kansas, where the company occupies approximately 13,683 square feet under a lease expiring on September 30, 1998. The United Kingdom group is headquartered in Basildon, Essex, where the Company occupies approximately 2,567 square feet under a lease expiring on September 26, 2004. The Company believes that its facilities are adequate for its current needs and that, if necessary, it will have no difficulty in securing alternate facilities at the expiration of its current leases.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Internal and External Sources of Liquidity and Capital Resources

         In June of 1996, Digimedics Corporation, a wholly owned subsidiary of the Company, purchased the Pharmakon division and JAC, a U.K. affiliate, from

Continental.   The  total  purchase  price,   net  of  acquisition   costs,  was
approximately $9.7 million, $3.7 million of which was paid in cash and the remaining $6.0 million of which was paid in the form of a promissory note issued to Continental bearing interest at Citibank N.A.'s base rate due November 30, 1996. On October 28, 1996, the promissory note was amended to provide for an extension of the due date to August 1, 1997. The amendment provides for a payment of $1.0 million for principal reduction and monthly payments thereafter of $100,000 for principal and interest and an increase in the interest rate to 15% on approximately $3,763,000 of the note (with the original rate remaining on $l,237,000). At December 31, 1996, the outstanding balance of this liability, $4.9 million (after the $1.0 million payment), is classified as current. In October 1996 the Company paid to Continental the $1.0 million payment to reduce outstanding principal and made the monthly payments of $100,000 on November 30, 1996, December 31, 1996 , January 31, 1997 and February 28, 1997. The Company will require additional sources of liquidity to fund a net balance of up to $4.6 million of debt due August 1, 1997.


         To finance the cash portion of the Acquisition, the Company made a private placement of 1,692,308 shares of its Common Stock in June of 1996, at a price of $3.25 per share, for total proceeds before expenses of $5,500,002.


         The Company had a working capital deficiency of $2,994,000 at December 31, 1996, reflecting the purchase money note due in August 1997 issued in June 1996 to Continental in partial payment for the Acquisition.

         During fiscal year 1996 the Company repaid $120,000 of outstanding bridge loans, leaving a balance of $1,179,000 due August 1, 1997. As noted in the third preceding paragraph the Company will require additional sources of liquidity to fund this balance due. In May of 1996 certain holders exercised warrants for 495,025 shares for a total of $247,512.

         The Company has acquired a credit facility of $75,000 from its bank in New York. As of December 31, 1996, the facility has $75,000 available. The Company currently is seeking additional sources of credit and equity in order to fund the reduction of its obligations under the above mentioned note. However, it cannot be assured at this time that it will be successful. If the Company is unable to obtain financing or extend the due date of the obligation, such could result in a materially adverse effect on the Company.

Material Changes in Results of Operations: Six Months Ended December 31, 1996 vs. Six Months Ended December 31, 1995:

         System Sales Revenue increased $377,000 or 12% for the six months ended December 31, 1996 to $3,401,000 compared to $3,024,000 for the comparable period a year earlier. $701,000 of this increase was due to System Sales Revenue of Pharmakon and JAC .

         Service Revenues increased by $3,632,000 or 182% to $5,630,000 for the six months ended December 31, 1996 compared to $1,998,000 for the comparable period in 1995. 86% of the increase is a result of Service Revenues contributed by Pharmakon and JAC. The Hemocare product center contributed the remaining revenue from increased software maintenance from new system implementations.

         Cost of Systems increased by $321,000 to $1,088,000 or 42% for the six months ended December 31, 1996 compared to $767,000 for the comparable period in 1995. This this increase was due to Systems Costs of Pharmakon and JAC.

         Cost of Services increased by $717,000 to $1,608,000 or 80% for the six months ended December 31, 1996 compared to $891,000 for the same period in 1995. The increase was substantially due to service costs from the Pharmakon and JAC product centers.

         Software Development costs increased by $380,000 or 50% to $1,136,000 for the six months ended December 31, 1996 as compared to the comparable period
in  1995.   The  Pharmakon  product center and JAC were responsible for this increase .

         Selling,  General  and  Administrative  costs for the six months  ended
December 31, 1996 increased by $1,810,000 or 92% to $3,780,000 as compared to $1,970,000 for the same period in 1995. The addition of the Pharmakon and JAC divisions accounted for 61% of the increase while increased commissions and employee incentive bonus expense from Hemocare and Digimedics accounted for the remainder of the increase.

         Interest Expense increased by $246,000 to $354,000 for the six months ended December 31, 1996 as compared to $108,000 for the same period the year before. This increase was due to interest paid against the outstanding note in the acquisition of Pharmakon and JAC from Continental.

         Net earnings for the six months ended December 31, 1996 were $1,071,000 compared to $527,000 for the comparable period last year. The increased earnings were due to profits produced by the Pharmakon and JAC product centers.


Material Changes in Results of Operations: Fiscal 1996 vs. Fiscal 1995:

         Total revenues increased by $2,353,000, or 29%, to $10,432,000 in fiscal 1996 from $8,079,000 in fiscal 1995. Approximately 80% of this increase was due to the improved performance of the Hemocare product center.

         System Sales increased by $1,957,000, or 51%, to $5,781,000 in fiscal 1996 from $3,824,000 in fiscal 1995. Almost 80% of this increase was attributable to increased sales of new systems by the Hemocare product center in conjunction with its remarketers and an aggressive upgrade program which took advantage of the pressure on hospitals to consolidate onto current product revisions.

         Service Revenues increased by $396,000, or 9%, to $4,651,000 in fiscal 1996 from $4,255,000 in fiscal 1995. Approximately 60% of this increase was due to increases in service revenues from newly installed systems and additional modules added to existing customer's systems. The remainder of the increase was provided by Pharmakon.

         Cost of Systems increased by $787,000, or 64%, to $2,023,000 in fiscal 1996 from $1,236,000 in fiscal 1995. Of this increase, 66% was due to the increase in the cost of sales by the Hemocare product center that included sales of hardware and 25% was due to an increase in system costs at Digimedics.

         Cost of Services increased by $163,000, or 13%, to $1,403,000 in fiscal 1996 from $1,240,000 in fiscal 1995. Almost all of this increase is due to additional personnel and other related costs of providing customer services, specifically in the Hemocare product center.

         Software Development costs increased by $51,000, or 4%, to $1,438,000 in fiscal 1996 from $1,387,000 in fiscal 1995, due to an increase in software engineering personnel and development costs from Pharmakon.

         Selling, General and Administrative increased by $830,000, or 20%, to $4,966,000 in fiscal 1996 from $4,136,000 in fiscal 1995. Each of the product centers had increased costs due to product marketing, product consulting and incentive commission payout. Approximately 64% of these increases was provided by the Hemocare product center.

         Interest Expense of $216,000 for fiscal 1996, decreased by $33,000, or 13%, as compared to interest expense of $249,000 in fiscal 1995. The decrease is primarily due to the fact that fiscal 1996 did not include a debt discount as did fiscal 1995, coupled with interest incurred in fiscal 1996 on outstanding loans.

         The Company had a net loss of $3,491,000 in fiscal 1996, or $1.24 per share, as compared to net earnings of $90,000 in fiscal 1995, or $.04 per share, which reflects the charge to operations of acquired research and development of $3,891,000 from the Pharmakon Acquisition. If this charge were excluded, however, net income would result in $400,000, or $.12 and $.11 per share on a primary and fully diluted basis, respectively, in fiscal 1996. The fiscal 1996 loss of the Surgiware division was comparable to that in fiscal 1995.

Material Changes in Results of Operations: Fiscal 1995 vs. Fiscal 1994:

         Total revenues decreased by $198,000, or 2%, to $8,079,000 in fiscal 1995 from $8,277,000 in fiscal 1994. This decrease was due to the sales of more software-only systems and to slower sales of the Surgiware Product, reflecting uncertainties resulting from an arbitration that concluded in fiscal 1995 (as described in "Description of the Business", above).

         System Sales decreased by $906,000, or 19%, to $3,824,000 in fiscal 1995 from $4,730,000 in fiscal 1994. This was due to a decrease of sales of hardware as a system component and a larger number of software only systems sold, and decreases in Surgiware's sales due to the arbitration, which caused uncertainties in the marketplace in fiscal 1995.

         Service Revenues increased by $708,000, or 20%, to $4,255,000 in fiscal 1995 from $3,547,000 in fiscal 1994. This was due primarily to product maintenance increases relating to an increased installed base.

         Cost of Systems decreased by $858,000, or 41%, to $1,236,000 in fiscal 1995 from $2,094,000 in fiscal 1994. This decrease was due primarily to a larger number of software-only systems in fiscal 1995 as compared to sales software and hardware in fiscal 1994.

         Cost of Services increased by $151,000, or 14%, to $1,240,000 in fiscal 1995 from $1,089,000 in fiscal 1994, as the Company had increased the number of personnel and other related costs of the customer support organization.

         Software Development costs decreased by $404,000, or 23%, to $1,387,000 in fiscal 1995 from $1,791,000 in fiscal 1994. The decrease is primarily due to a decrease in Surgiware development and the result of the write-off of $242,000 of capitalized software in fiscal 1994.

         Selling, General and Administrative increased by $277,000, or 7%, to $4,136,000 in 1995 from $3,859,000 in 1994. The increase is due primarily to increased payroll and travel expenses, commissions, professional fees and employee health insurance claims.

         The Company expensed costs of $1,222,000 in connection with the arbitration in fiscal 1994. Such costs included $208,000, which the Company intended to pay the licensor to retain exclusivity; the balance was principally legal fees and expenses in connection with the arbitration. During fiscal 1995 the Company, after review of the then current circumstances, decided not to elect to make the payments required to maintain exclusivity. Accordingly, the $208,000 accrued expense recorded in the prior year was eliminated, resulting in increased income.

         Interest Expense of $249,000, including approximately $100,000 in debt discount, for fiscal 1995 was incurred on the interim financing from investors referred to above and the loans to the Company from the chairman of the board.

         The Company had a net profit of $90,000 for fiscal 1995, or $.04 per share, compared to a net loss of $1,902,000, or $.75 per share, in fiscal 1994. The net profit is due to the elimination of arbitration costs in fiscal 1995 and the improvement in gross profits.


         In February 1997 the Financial Accounting Standards Board issued a new accounting standard concerning earnings per share. This statement, when adopted for the year ending June 30, 1998), will require all prior period earnings per share data to be restated, and will exclude dilution in the basic earnings per share calculation.


                          DESCRIPTION OF CAPITAL STOCK


         The Company is authorized to issue 12,000,000 shares of Common Stock, par value $.10 per share, of which 4,945,179 shares of Common Stock were issued and outstanding as of December 31, 1996, held of record by approximately 246 persons. The Common Stock presently outstanding is fully paid and non-assessable.


         Each outstanding share of Common Stock entitles the holder to one vote on all matters requiring a vote of shareholders. There is no right to cumulative voting; thus, the holders of 50% percent or more of the shares outstanding can, if they choose to do so, elect all Directors of the Company.

         Subject to the rights of holders of any series of preferred stock that may be issued in the future, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of a voluntary or involuntary liquidation of the Company, all shareholders are entitled to a pro rata distribution of the assets of the Company remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Shareholders have no preemptive rights to subscribe for additional shares.

         The Transfer Agent for the Common Stock of the Company is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

         The Company is also authorized to issue 10,000,000 shares of preferred stock, the terms of which may be fixed by the Board of Directors. It is not possible to state the actual effect of any authorization of one or more series of preferred stock upon the rights of holders of Common Stock until the Board of Directors of the Company determines the respective rights of the holders of one or more series of the preferred stock. Such effects might, however, include: (a) reduction of the amount of funds otherwise available for payment of cash dividends on Common Stock; (b) restrictions on the payment of cash dividends on Common Stock; (c) dilution of the voting power of the Common Stock, to the extent that any series of issued preferred stock has voting rights or is convertible into Common Stock; and (d) the holders of Common Stock not being entitled to share in the assets of the Company upon liquidation until satisfaction of liquidation preferences, if any, in respect of any outstanding series of preferred stock.

         The Board of Directors' ability to approve the issuance of authorized shares of capital stock might discourage a takeover attempt. To the extent that issuance of additional shares might impede attempts to acquire a controlling interest in the Company, the existing authorization of shares of preferred stock may serve to entrench management. The Company is not aware of any effort to accumulate its Common Stock or obtain control of the Company by a tender offer, proxy contest or otherwise, and the Company has no present intention of using shares of preferred stock for anti-takeover purposes.

         As discussed elsewhere herein (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"), the Company has issued a promissory note to the seller of Pharmakon and JAC. The promissory note contains several restrictive covenants limiting certain of the Company's corporate activities, such as limitations and/or restrictions on: the creation of liens; the incurrence of indebtedness; the payment of dividends and distributions; consolidations, mergers and sales of assets; the making of investments; guarantees; and the creation of subsidiaries.

                      MARKET FOR REGISTRANT'S COMMON EQUITY


         The Company's Common Stock is traded and quoted on The Nasdaq SmallCap Market under the symbol MEDW. Prior to August 1991, there was no established trading market for the Company's Common Stock. The table below indicates the high and low of quoted bid market prices as reported by Nasdaq for the Company's Common Stock for each quarter during the fiscal years ended June 30, 1995 and

1996, and the first two quarters of fiscal 1997.


                    1st quarter              2nd quarter              3rd quarter                     4th quarter
                    ended 9/30               ended 12/31               ended 3/31                      ended 6/30
              -----------------------   ----------------------   ----------------------          ----------------------
                High            Low       High           Low       High           Low              High           Low
                -------------------       ------------------       ------------------              ------------------

Fiscal 1997     4 1/8          3 3/4       4 5/8         3 1/8       4 3/4         3 3/8*
Fiscal 1996     1 1/8            5/8       1 1/2           7/8       3 5/8           7/8              4 1/4         3
Fiscal 1995     1 3/8          11/16       1 3/8         11/16       1 9/16        13/16              1 1/4         13/16



*  Through March 17, 1997


         Such over-the-counter quotations reflect inter-dealers prices, without retail mark-ups, mark downs or commissions, and may not represent actual transactions. The reported trading volume is low.


         The Board of Directors of The Nasdaq Stock Market has announced changes to its maintenance standards for listing which, if approved by the SEC in the form proposed, would include a net tangible assets test which would become effective at the end of a phase-in period. The Company would not be able to meet the proposed test without the infusion of significant additional capital. The Pacific Stock Exchange, on which the Common Stock also is listed, has imposed new listing maintenance criteria based on net worth and tangible net assets . The Company does not meet the new criteria; however, The Pacific Stock Exchange has granted the Company a phase-in compliance period until the end of 1997. If the Company does not meet the new criteria after the extended compliance period, it is subject to being delisted. If such listings are terminated, the liquidity for the Company's Common Stock will be severely impaired in the absence of the development of a meaningful alternative to The Nasdaq Stock Market.


                               SECURITY OWNERSHIP

         The following tables set forth the beneficial ownership of the Company's Common Stock as of October 31, 1996, by (i) each Selling Shareholder,
(ii) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (iii) each of the executive officers named in the Summary Compensation Table included elsewhere herein, (iv) each director of the Company and (v) all directors and executive officers as a group:

                              Share Ownership by Selling Shareholders

                                             Shares Beneficially                   Shares                       Shares Beneficially
                                           Owned Prior to Sale of                   Being                       Owned if Registered
                                              Registered Shares                  Registered                       Shares are Sold
                                        -----------------------------                                       ------------------------
                                                                               ---------------
                  Name                      Number         %<F1>                                              Number         %<F1>
                  ----                      ------         --                                                 ------         --
Oracle Partners, L.P.                      575,000        11.6                 575,000                           0            0
Oracle Institutional Partners,  L.P.        93,000         1.9                  93,000                           0            0
GSAM Oracle Fund, Inc.                     449,736         9.1                 449,736                           0            0
Medcap I Corp.                             123,077         2.5                 123,077                           0            0
 Promed Partners, L.P.                      30,769          *                   30,769                           0            0
The Travelers Insurance                    236,110         4.8                 236,110                           0            0
  Company
Soditic Asset Management,                   30,769          *                   30,769                           0            0
  S.A.
Bruce Brewster                             125,000         2.5                  50,000                        75,000         1.5
Stephen Gardos and Barbara Gardos           54,835         1.1                  25,025                        29,810          *
Chandra Panchmia and                        50,000         1.0                  50,000                           0            0
  Sushila Panchmia
Clarion Capital Corp.                      100,000         2.0                 100,000                           0            0
Joseph Delario<F2>                         167,685<F3>     3.4                 157,769<F4>                    84,916         1.7
Douglas N. Thompson                        106,819         2.2                  50,000                        56,819         1.2
Robert Sargenti                             63,970         1.3                  20,000                        43,970          *
 James E. Lineberger                        54,910         1.1                  25,000                        29,910          *
Leon Lebensbaum                             25,051          *                   25,000                           51           *
Barbara Delario                             40,000          *                   40,000                           0            0
Mary K. Cabala                              10,000          *                    5,000                         5,000          *
Helen Richards                               4,600          *                    3,000                         1,600          *

----------------------------


<F1>  Based on the number of shares  outstanding at October 31, 1996,  plus, for each person or group, shares acquirable within 60 days of October 31, 1996.

<F2>  Mr. Delario is a director of the Company.

<F3>  Includes  8,197  shares  which may be  acquired  upon  exercise of options granted pursuant to the Plan which are exercisable within 60 days of October 31, 1996. Does not include 75,000 shares which may be acquired upon exercise of an option granted in November 1996. See "Certain Transactions."

<F4>  Includes the 75,000 shares referred to in note 3 above.

*  Represents less than 1% of the Company's outstanding common stock.

                           Share Ownership by Principal Shareholders, Directors, Named Executive
                                 Officers and Directors and Executive Officers as a Group

                                                                        Number of Such Shares
                                             Total Number of              Acquirable within           Percentage of
Names<F1> and Addresses<F2>            Shares Beneficially Owned<F3>        60 Days<F4>                Class Owned<F5>
---------------------                  --------------------------        -------------------          -------------

Oracle Partners, L.P.,                          1,117,736                            0                    22.6%
  Oracle Institutional
    Partners, L.P.,
  GSAM Oracle Fund, Inc.
Lawrence Auriana<F6>                              993,281                      712,199<F7>                17.6%
Jonathan H. Churchill                              25,221                        8,197                        *
Roger Clark                                        18,702                       10,002                        *
Les N. Dace                                        57,500                       57,500                     1.2%
John Frieberg                                      40,278                       37,778                        *
Walter Kowsh, Jr.                                  39,249                       10,002                        *
Hans Utsch                                        106,452                       10,002                     2.2%
Clinton G. Weiman                                     834                          834                        *
John Esposito                                      51,100                       50,000                     1.0%
Thomas Mulstay                                     50,000                       50,000                     1.0%

All Directors and Executive
Officers as a group                             1,552,802                      954,711                    26.3%
(12 persons)
------------------------

<F1>  For share  ownership of Joseph  Delario,  a director of the  Company,  see previous chart.

<F2>  Addresses of directors and officers are as follows:  Lawrence Auriana: 140
      East 45th Street, 43rd Floor, New York, NY 10017. Jonathan Churchill: One Battery Park Plaza, New York, New York 10004. Roger Clark: 330 Elm Street, Unit #1, New Canaan, CT 06840. Les Dace: 1600 Green Hills Road, #105, Scotts Valley, CA 95066. Joseph Delario: 77 Independence Way North, Edgewater, NJ 07020. John Frieberg: 4402 South St. Andrew's Lane, Spokane, WA 99223. Walter Kowsh, Jr.: 64-08 136th Street, Flushing, NY 11367. Hans
      Utsch: 140 East 45th Street, 43rd Floor, New York, New York 10017. Clinton
      Weiman: 2 Roberta Lane, Greenwich, CT 06830. John Esposito: 1121 Old Walt Whitman Road, Melville, NY 11747-3005. Thomas Mulstay: 1121 Walt Whitman Road, Melville, NY 11747-3005.


<F3>  Includes shares which may be acquired by the shareholders upon exercise of options and warrants which are exercisable within 60 days of October 31, 1996 and does not include directors' options vesting after December 1, 1996. See "Directors - Compensation of Directors".

<F4>  Reflects  the  shares  which  may be  acquired  by the  shareholders  upon exercise of options and warrants which are exercisable within 60 days of October 31, 1996 and does not include directors' options vesting after December 1, 1996. See "Directors - Compensation of Directors".


<F5>  Based on the number of shares  outstanding at October 31, 1996,  plus, for each person or group, shares acquirable within 60 days of October 31, 1996.

<F6>  Mr. Auriana is also Chairman of the Board,  Treasurer and Secretary of the
      Company.

<F7>  Includes  674,695 warrants which were granted to Mr. Auriana for his loans to the Company in the bridge financings of the Company in fiscal 1995 and fiscal 1994.

*    Represents less than 1% of the Company's outstanding common stock.
[/FN]

                                    DIRECTORS

              The Board of Directors is divided into three classes, with each director to serve a three-year term. The directors of the Company are as follows:

                               Class III Directors
                  (Term Expires at the Annual Meeting Following
                              the 1997 Fiscal Year)

              Lawrence Auriana, age 52, has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Mr. Hans Utsch, also a director of the Company, Portfolio Co-Manager of The Kaufmann Fund, a mutual fund that invests in small and medium-sized growth companies. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

              Jonathan H. Churchill, age 64, has been a practicing attorney in New York City since 1958 and is currently Counsel at Winthrop, Stimson, Putnam & Roberts. Mr. Churchill was a partner of Boulanger, Hicks, & Churchill, P.C., from January 1990 to May 1996. Boulanger, Hicks, & Churchill P.C. and Winthrop, Stimson, Putnam & Roberts rendered legal services to the Company during the last fiscal year, and the Company has retained and proposes to retain Winthrop, Stimson, Putnam & Roberts during the current year. Mr. Churchill received a B.A. from Harvard College and an L.L.B. from Harvard Law School.

              Clinton G. Weiman, M.D., age 71, has been a director since June 1996. From 1961 to January 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank. Since January 1996, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve. From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York. Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College. His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College.

                                Class I Directors
                  (Term Expires at the Annual Meeting Following
                              the 1998 Fiscal Year)

              Roger Clark, age 62, has been a director since 1983. From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation. Since 1987, he has been independently engaged as a micro-computer consultant and programmer. Mr. Clark is the author of seven books on micro-computing and a director of The Kaufmann Fund.

              Hans Utsch, age 58, has been a director since 1985. He has been independently engaged in money management and investment banking for over 20 years. Since 1986, he has been President and, together with Mr. Lawrence Auriana, Portfolio Co-Manager of The Kaufmann Fund. He received a B.A. degree from Amherst College and an M.B.A. from Columbia University.

              Les N. Dace, age 50, was appointed President and C.E.O. in July 1995. He joined the Company in November 1992 as General Manager for the Digimedics and Surgiware Product Centers. Prior thereto, he was Vice President of Sales and Marketing for PRX Pharmacy Systems, a Colorado-based company providing hospital pharmacy management systems and home health software solutions. From 1983 to 1987, he was employed by NBI, Inc. as divisional President for its computer peripherals and office supplies company. Mr. Dace has a B.S. degree in Electrical Engineering from the University of Missouri.

                               Class II Directors
                  (Term Expires at the Annual Meeting Following
                              the 1999 Fiscal Year)

              Joseph Delario, age 62, was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 31, 1992, and since then has been a business consultant and private investor in and active in the management of several computer service companies. Mr. Delario provided financial advisory services to the Company during the Company's last fiscal year, and the Company proposes to retain such services in the future. See "Certain Transactions". Mr. Delario received a B.A. degree from Fairleigh Dickenson University in 1956.

              Walter Kowsh, Jr., age 47, has been a director since 1990. He is a consultant programmer specializing in Client/Server database systems. He was a Senior Programmer Analyst with Brown Bros. Harriman & Co. from 1989 to 1992. From 1986 to 1989, he was a computer consultant with Howard Systems International. He received a B.A. degree from Queens College and an M.B.A. from the New York Institute of Technology, and is a diplomate of New York University in Computer Programming and Systems Design.

              John C. Frieberg, age 62, was President, C.E.O. and Chief Financial Officer of the Company from 1992 to July 1995, and has been a director since 1993. Mr. Frieberg joined Digimedics Corporation, which later became a wholly owned subsidiary of the Company, as President in October 1989. Prior thereto, he was President of Caelus, Inc., an information system company, from 1988 to 1989; President of Synergy Computer Graphics Corp., a computer peripheral equipment company, from 1984 to 1988; and President of NCR/DPI Inc., a computer systems manufacturing company, from 1972 to 1982. Mr. Frieberg received a B.S. degree in Industrial Engineering from the University of California at Los Angeles.

              There are no family relationships between any of the directors.

              The Certificate of Incorporation provides that no director shall be removed from office except for cause and that the total number of directors shall not be increased without the vote of at least 80% of the outstanding shares or by the unanimous resolution of the Board of Directors.

              The Certificate of Incorporation and the By-Laws provide that the respective provisions related to the classified Board structure, i.e., the number, classification, term of office, quorum for meetings, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, may only be amended or repealed (unless an amendment or repeal of the By-Law shall not take effect for three years) by (a) supermajority vote (80% of the outstanding shares) unless the Board of Directors unanimously recommends the action or (b), with respect to the By-Laws, by unanimous vote of the entire Board.

              The classified Board structure has the effect of making changes in control of the Board of Directors more difficult and increases the period of time required to effect a change in control of the Board of Directors. Shareholders who do not agree with the policies of the Board would find it more difficult to replace a majority of directors. The classified Board may also have the effect of discouraging tender offers and other takeover attempts that many of the Company's shareholders might deem to be in their best interests, and could prevent them from benefiting from transactions which the incumbent Board opposes. Since the classification could have the effect of discouraging accumulations of large blocks of the Company's stock by purchasers whose objective would be quickly to obtain control of the Company, it might reduce the temporary fluctuations in price that such accumulations could cause. Shareholders might therefore be deprived of an opportunity to sell their shares at a temporarily elevated market price. The classified board structure would, however, also deter inadequately priced or coercive tender offers.

Compensation of Directors

              It has been the Company's practice, starting in 1987, to conserve cash by compensating directors for their services primarily through the grant of stock options and shares of Common Stock. In 1991 a Stock Option Plan for Non-Employee Directors (the "Plan") was adopted. Under the Plan, options to purchase 1,667 shares are granted annually on July 1 of each year until 1997 to each non-employee director of the Company (except for the Chairman, who is to receive options to purchase 5,000 shares). Options will be exercisable at 100% of fair market value of the Company's Common Stock on the date of grant, and payment may be in cash, the Company's Common Stock, or a combination thereof. An aggregate of 150,000 shares of Common Stock are subject to the Plan. Options granted under the Plan are not intended to qualify under Section 422 of the Code.

              Pursuant to the Plan, each director in office on July 1, 1995, received for services as director during the ensuing 1996 fiscal year a grant of 1,667 options (5,000 shares in the case of the Chairman) exercisable at $1.00, which was the fair market value of the Company's Common Stock on June 30, 1995. These options vested and became exercisable in equal monthly installments during fiscal 1996. Also, each director in office on July 1, 1996, received for services as director for the 1997 fiscal year a grant of 1,667 options (5,000 shares in the case of the Chairman) exercisable at $3.625, which was the fair market value of the Company's Common Stock on July 1, 1996. These options vest and become exercisable in equal monthly installments during fiscal 1997. The table entitled "Share Ownership by Principal Shareholders, Directors, Named Executive Officers and Directors and Executive Officers as a Group" in "Security Ownership" above is dated as of October 31, 1996 and does not reflect options vesting after December 1, 1996.


              Each director in office on July 1, 1995 also became entitled to receive a total of 2,500 shares of Common Stock (7,500 in the case of the Chairman), issuable on July 1, 1996, for his services during fiscal 1996.

                                                    EXECUTIVE OFFICERS

              The executive officers of the Company are as follows:

Name                        Age        Position

Lawrence Auriana.............52        Chairman of the Board and Secretary
Les Dace.....................50        President, CEO, CFO and General Manager
                                       - Surgiware
Rodger Wilson................46        Vice President and General Manager
                                       - Pharmacy Division
Thomas Mulstay...............44        Vice President and General Manager
                                       - Hemocare
John Esposito................37        Vice President - Sales - Mediware

                               -------------------

                  Lawrence Auriana has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Mr. Hans Utsch, also a director of the Company, Portfolio Co-Manager of The Kaufmann Fund, a mutual fund that invests in small and medium-sized growth companies. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

              Les N. Dace was appointed President and C.E.O. in July 1995. He joined the Company in November 1992 as General Manager for the Digimedics and Surgiware Product Centers. Prior thereto, he was Vice President of Sales and Marketing for PRX Pharmacy Systems, a Colorado-based company providing hospital pharmacy management systems and home health software solutions. From 1983 to 1987, he was employed by NBI, Inc. as divisional President for its computer peripherals and office supplies company. Mr. Dace has a B.S. degree in Electrical Engineering from the University of Missouri.

              Rodger P. Wilson joined the Company on June 30, 1996 as Vice President/General Manager of the Pharmacy Division. He was President and Chief Executive Officer of PRX Pharmacy Systems, Inc., from 1982 to 1992. Mr. Wilson was Vice President of Operations and Chief Information Officer of Concepts Direct, Inc., from 1992 to 1996. Mr. Wilson received a B.S. degree from the University of Wyoming School of Pharmacy and an M.S. degree from the University of Colorado Graduate School of Pharmacy.

                  Thomas Mulstay joined the Company as Vice President and was appointed General Manager, Hemocare in 1992. From 1989 to 1990, he was with Spectrum Healthcare Solutions, a joint venture of IBM, Inc. and Baxter Healthcare International, engaged in various sales positions. From 1986 to 1989 Mr. Mulstay was employed by Baxter Healthcare International, first as a Regional Sales Manager, then Regional Manager, then Regional Vice President. Previously he was a District Sales Manager at Terrano Corporation, a vendor of laboratory information systems to hospitals, National Hospital Marketing Manager at Metpath Laboratory, and a sales representative at Abbott Laboratories.
Mr. Mulstay holds a B.S. degree from Assumption College.

                  John Esposito joined the Company as Vice President - Sales in June 1990. From May 1986 to June 1990, he was employed in various sales positions by the Healthcare Division of Data General Corporation. He is a two-time member of Data General's Million Dollar Club, and was recognized in May 1990 as Data General's outstanding healthcare sales representative. Prior to joining Data General, he worked in a technical capacity in the Information Systems Department at the New York Public Library. He is a graduate of Syracuse University, with a B.S. degree in Marketing and Management Information Systems.

                             EXECUTIVE COMPENSATION

                  The following table sets forth the compensation of the Chief Executive Officer of the Company and each of the other most highly compensated executive officers whose total annual salary and bonus was over $100,000 for the fiscal year ended June 30, 1996.

                                                Summary Compensation Table
                                                                              Long-Term Compensation
                                 Annual Compensation                       Awards                 Payouts

                                                                Other
                                                                Annual    Restricted    Securities                      All Other
                                                                Compen-     Stock       Underlying       LTIP            Compen-
Name and Principal             Fiscal    Salary       Bonus     sation     Awards        Options         Payouts         sation
Positions<F1>                  Year       ($)          ($)         ($)        ($)         SARs (#)           ($)           ($)
----------------------------   ------   ---------  ---------    ---------  ----------    ---------       -----------      -----
Les N. Dace                     1996     110,000      52,560        --       --              50,000           --             262
President, CEO and CFO          1995      75,000      60,731        --       --               --              --             262
                                1994      75,000      34,426        --       --              30,000           --             262

John Esposito                   1996      70,000      71,795        --       --               --              --             262
Vice President, Sales           1995      70,000      50,595        --       --               --              --             250
                                1994      70,000      36,183        --       --              30,000           --             241

Thomas Mulstay                  1996      75,000     130,313        --       --               --              --             232
Vice President & General        1995      75,000      90,662        --       --               --              --             215
Manager, Hemocare               1994      75,000      59,011        --       --              30,000           --             205

------------------------

<F1>     The amount of salary and bonus for fiscal 1996 for the other  executive officers did not meet the threshold reporting requirement under the rules of the Commission.

                      Option/SAR Grants in Last Fiscal Year

                  The following table sets forth certain information concerning options to purchase Common Stock in fiscal 1996 granted to the individuals named in the Summary Compensation Table. No stock appreciation rights were granted in fiscal 1996.

                                     Number of             % of Total
                                    Securities               Options
                                    Underlying             Granted to
                                      Options             Employees in               Exercise                Expiration
            Name                      Granted              Fiscal Year              Base Price                  Date

Les Dace                             50,000<F1>               100%                    $1.00                 July 1, 2005
John Esposito                          --                      --                      --                       --
Thomas Mulstay                         --                      --                      --                       --


------------------------

<F1> Options are  exercisable  25%,  50%, 75% and 100% on July 1, 1996,  July 1,
     1997, July 1, 1998 and July 1, 1999, respectively.


                   Fiscal 1996 Option/SAR Exercises and Value
                     of Outstanding Options at June 30, 1996

                  The following table sets forth options exercised by the named executive officers during fiscal 1996 and the number and value of options held by them at June 30, 1996. No stock appreciation rights were granted and there were no outstanding stock appreciation rights at June 30, 1996. The fair market value on such date was $3.75 per share.

                                                                 Number of
                                                            Securities Underlying                            Value of
                    Shares                                       Unexercised                                Unexercised
                  Acquired on       Value                      Options at End                          In-the-Money Options
    Name          Exercise        Realized                         of Fiscal Year                       End of Fiscal Year
                                                      Exercisable         Unexercisable           Exercisable          Unexercisable
Les N. Dace          --             --                  45,000               50,000                      $112,350        $137,500
John Esposito        --             --                  50,000                  0                         122,300           0
Thomas Mulstay       --             --                  50,000                  0                         122,300           0



Employment Agreements

                  Messrs. Dace, Esposito and Mulstay have employment agreements or understandings with the Company providing for minimum compensation levels of $110,000, $70,000 and $75,000, respectively, plus bonuses based on percentages of 5%, 2% and 1%, respectively, of defined gross profits (of the Hemocare Division in the case of Mr. Mulstay). Additionally, Mr. Mulstay's agreement provides for additional bonuses based on percentages of additional measures of
performance,   such   as  net  profits,  gross profit on new sales and reseller
sales. Mr. Esposito and Mr. Mulstay's agreements have non-compete and confidentiality covenants. All three agreements also provide for grants of stock options and for three months' (two months' in the case of Mr. Esposito) severance pay in case of involuntary termination.

1982 Employee Stock Option Plan

                  In 1982, the Company adopted an employee stock option plan (the "1982 Plan") for officers and other key employees, not including directors. Options are non-transferable except in the case of death. Options currently outstanding under the 1982 Plan generally vest and become exercisable in monthly installments over a two or three-year period, with each installment remaining exercisable for a five-year period after it vests. No options intended to be incentive stock options under the Internal Revenue Code of 1986 ("Code") are currently outstanding. No options may currently be granted under this Plan. The expiration of certain options previously granted under this Plan whose terms would have ended in fiscal 1996 have been suspended pending the satisfaction of legal requirements preventing their exercise.

1992 Equity Incentive Plan

                  Awards granted under the 1992 Equity Incentive Plan (the "Equity Incentive Plan") include a wide range of Common Stock-based awards. Officers and other management employees of the Company are eligible to participate in the Equity Incentive Plan. The maximum number of shares of Common Stock which may be issued under the Equity Incentive Plan at any time is 20% of the outstanding shares of the Company's Common Stock, except that no more than 500,000 shares may be issued pursuant to incentive stock options. No awards may be granted after the year 2002. The term of each stock option is to be determined by the Compensation Committee but may not exceed ten years from the date of grant. The option price of each stock option is payable in cash, in shares of the Company's Common Stock, or by a combination thereof. The option agreements granted to date provide that, in the event of a change of control of the Company, the exercise of such options may be accelerated by the Committee.

Stock Option Plan for Non-Employee Directors

                  The Stock Option Plan for Non-Employee Directors is described above under "Directors - Compensation of Directors."

                         SHARES ELIGIBLE FOR FUTURE SALE


         In the event of the sale of all the shares covered by this Prospectus, the Company would have 5,020,179 shares of Common Stock outstanding. Of these shares, the 2,089,255 shares covered by this Prospectus will be freely tradeable without restriction or further registration under the Securities Act. Substantially all of the shares of Common Stock of the Company not included in this Registration Statement were issued more than three years ago. A person who has not been an affiliate of the Company for at least the three months immediately preceding a sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described below.

         A person (or persons whose shares are aggregated under the terms of Rule 144), including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the total number of outstanding shares of Common Stock or
(b) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale as reported by Nasdaq, subject to certain restrictions on the manner of sale, notice requirements and public availability of current information. The directors and officers of the Company, who may be deemed to be affiliates of the Company for purposes of Rule 144, beneficially own an aggregate of over 500,000 shares of Common Stock as to which the two-year period under Rule 144 has been satisfied.

         The effect, if any, of public sales of the such shares of Common Stock or the availability of such shares for future sale on prevailing market prices cannot be predicted. Nevertheless, the possibility that substantially all outstanding shares of Common Stock may be resold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                              CERTAIN TRANSACTIONS

         On November 11, 1996, the Board of Directors of the Company adopted an arrangement whereby Joseph Delario received options to purchase 75,000 shares of Common Stock, which was approved at the 1996 annual meeting of shareholders. The options will vest and become exercisable as follows: Options to purchase 25,000 shares will vest on November 1, 1997, options to purchase an additional 25,000 shares will vest on November 1, 1998, and options to purchase the final 25,000 shares will vest on November 1, 1999. The options will remain exercisable until November 1, 2001, unless earlier terminated. The exercise price is $3.50 per share, the closing market price of shares of Common Stock on November 8, 1996. In the event of a transaction constituting a change of control of the Company (including a change of control occurring within six months of termination of management and financial services or twelve months of death or incapacity), all outstanding options would become exercisable.

         In 1991, the Company agreed with Bowling Green Securities, Inc., an investment banking firm owned by Mr. Utsch and in which Messrs. Auriana and Utsch are principals, and with Mr. Delario, who became a director of the Company in 1992, that such firm and Mr. Delario would render investment banking advice to the Company and that, if any merger, acquisition, divestiture or analogous transaction is successfully consummated as a result of their efforts, the Company would pay a total fee related to the value of the company acquired or divested on the basis of 5% of the first $2 million, 4% of the second $2 million, 3% of the third $2 million, 2% of the fourth $2 million and 1% of any additional amounts. In connection with the Acquisition by Digimedics

Corporation, a wholly owned subsidiary of the Company, from Continental of Continental's Pharmakon division and JAC for a consideration of $10,000,000, and the related financing, Mr. Delario became entitled to a fee of $150,000, which he agreed at the Company's request to accept in the form of 46,153 shares of the Company's Common Stock. Bowling Green waived payment of any fee. Mr. Delario has terminated his future participation in this agreement in light of the arrangements specified in the previous paragraph. See also "Plan of Distribution."

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Article X of the Company's by-laws as amended provides that the Company will indemnify to the fullest extent permitted by the New York Business Corporation Law (the "NYBCL") any officer or Director of the Company. Article X of the Company's by-laws further requires the advancement of expenses and permits the maintenance of insurance in connection with claims for indemnification by officers and Directors. Other provisions of Article X contain procedures to be followed by Directors and officers claiming indemnification and by the Company's representatives in determining an indemnitee's entitlement. The indemnification of officers and Directors under Article X of the Company's by-laws is intended to be as extensive as is permitted under applicable law. No statute, charter provisions, by-laws, contract or other arrangements that insures or indemnifies a Director or officer of the Company affects his or her liability in such capacity.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

                  This Prospectus may be used by the Selling Shareholders who may wish to sell shares of Common Stock covered by this Prospectus from time to time, with the consent by the Company, under circumstances requiring or making desirable its use. The Selling Shareholders comprise certain of the shareholders who have received, or who will receive, shares of the Common Stock as described in the following two paragraphs.

                  In 1995 and 1994, in connection with bridge financings utilized by the Company to finance its operations, the Company issued promissory notes to several persons, including directors of the Company. In conjunction with the issuance of these notes the Company issued warrants to purchase 1,040,025 shares of common stock for $0.50 per share and warrants to purchase
129,695 shares of common stock for $1.25 per share, exercisable through September 30, 2004, which the Company agreed to register under the Act. During May 1996, 495,025 of the $0.50 warrants were exercised for 495,025 shares of Common Stock (including warrants held by a director of the Company). 445,025 of such shares are included in this Registration Statement. In November 1996, the

Company  issued  options to  purchase  75,000  shares of Common  Stock to Joseph
Delario, a director of the Company. See "Certain Transactions." All of the shares issuable upon exercise of such options are also included in this Registration Statement.

                  At the time of the financing of the Acquisition on June 17, 1996, whereby a wholly owned subsidiary of the Company acquired JAC and certain assets of Pharmakon from Continental Healthcare Systems, Inc., the Company issued an aggregate of 1,692,308 shares of Common Stock to nine persons (including the Chairman of the Company, who purchased 138,462 of these shares) and entities in a private placement exempt from registration pursuant to Regulation D under the Act, which the Company agreed to register under the Act. In connection with the Acquisition and the related financing, the Company also issued 61,537 shares of Common Stock as fees, which the Company agreed to register under the Act. 1,569,230 of such shares are included in this Registration Statement.

                  The Company's consent to use of this Prospectus by the Selling Shareholders may be conditioned upon such terms and conditions as the Company, in its sole discretion, may determine, including, without limitation, such persons' or entities' agreeing not to offer more than a specified number of shares during a particular period of time or agreeing that any such offering be effected in an organized manner through registered securities dealers.


                  Sales of shares of Common Stock by persons or entities other than the Company by means of this Prospectus may be made from time to time privately at negotiated prices or publicly in one or more transactions (which may involve crosses or block transactions) on The Nasdaq SmallCap Market or otherwise, in special offerings, sales pursuant to Rule 144 under the Securities Act of 1933 (the "Act"), exchange distributions or secondary distributions pursuant to and in accordance with the rules of Nasdaq, or a combination of such methods of sale, at prices at or reasonably related to market prices at the time of sale or at negotiated prices. See "Market for Registrant's Common Equity." The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, which may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). Selling Shareholders and brokers or dealers selling shares of Common Stock for Selling Shareholders or purchasing such shares for purposes of resale may be deemed to be underwriters under the Act, and any compensation received by any of them may be deemed underwriting compensation (which compensation may be in excess of customary commissions). The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.


                                  LEGAL MATTERS

                  The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. Jonathan H. Churchill, a counsel of such firm, owns 17,024 shares of Common Stock and options to purchase 9,030 shares of Common Stock.

                                     EXPERTS

                  The audited consolidated balance sheet of Mediware Information Systems, Inc. and subsidiaries as at June 30, 1996 and the related consolidated statements of operations, and stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1996, and the audited statements of operations and cash flows of Continental Healthcare Systems, Inc. - Pharmakon Division for each of the years in the two-year period ended November 30, 1995, included in this Prospectus, have been audited by the firm of Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports appearing herein, and are included herein in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.


                  The financial statements of JAC Computer Services Limited (a United Kingdom corporation) as of November 30, 1995 and 1994 and for each of the two years in the period ended November 30, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

                                                                      PAGE
                                                                      NUMBER

REPORT OF INDEPENDENT AUDITORS                                          F-1

CONSOLIDATED BALANCE SHEET AS AT
JUNE 30, 1996                                                           F-2

CONSOLIDATED STATEMENTS OF
OPERATIONS FOR THE YEARS ENDED
JUNE 30, 1996 AND JUNE 30, 1995                                         F-3

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY FOR THE YEARS
ENDED JUNE 30, 1996 AND JUNE 30,
1995                                                                    F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1996 AND
JUNE 30, 1995                                                           F-5

NOTES TO FINANCIAL STATEMENTS                                           F-6



 SIX MONTHS ENDED  DECEMBER 31, 1996 (UNAUDITED):

CONDENSED CONSOLIDATED BALANCE SHEET AS AT
DECEEMBER 31, 1996 (UNAUDITED)                                          F-17

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED) FOR THE  SIX MONTHS ENDED
DECEMBER 31, 1996 AND DECEMBER 31, 1995                                 F-18

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) FOR THE  SIX MONTHS ENDED
DECEMBER 31, 1996 AND DECEMBER 31, 1995                                 F-19


NOTES TO  CONDENSED CONSOLIDATED
FINANCIAL  STATEMENTS (UNAUDITED)                                       F-21

            CONTINENTAL HEALTHCARE SYSTEMS, INC. - PHARMAKON DIVISION

REPORT OF INDEPENDENT AUDITORS                                          F-22

STATEMENTS OF OPERATIONS FOR THE YEARS
ENDED NOVEMBER 30, 1995 AND NOVEMBER
30, 1994                                                                F-23

STATEMENTS OF CASH FLOWS FOR THE YEARS
ENDED NOVEMBER 30, 1995 AND NOVEMBER
30, 1994                                                                F-24

NOTES TO FINANCIAL STATEMENTS                                           F-25


THE  PERIODS BEGINNING  DECEMBER 1, 1995
THROUGH JUNE 17, 1996 (UNAUDITED)  AND
DECEMBER 1, 1994 THROUGH MAY 31, 1995
(UNAUDITED):

CONDENSED  STATEMENTS OF OPERATIONS
(UNAUDITED) FOR THE  PERIODS BEGINNING
 DECEMBER 1, 1995 THROUGH JUNE 17,  1996
AND DECEMBER 1, 1994 THROUGH MAY 31, 1995                               F-28

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED) FOR THE PERIODS BEGINNING
DECEMBER 1, 1995 THROUGH JUNE 17, 1996
AND DECEMBER 1, 1994 THROUGH MAY 31, 1995                               F-29


                          JAC COMPUTER SERVICES LIMITED

REPORT OF INDEPENDENT ACCOUNTANTS                                       F-30

BALANCE SHEET AS OF NOVEMBER 30, 1995
AND NOVEMBER 30, 1994                                                   F-31

STATEMENT OF OPERATIONS AND RETAINED
EARNINGS FOR THE YEARS ENDED NOVEMBER 30,
1995 AND NOVEMBER 30, 1994                                              F-32

STATEMENT OF CASH FLOWS FOR THE YEARS
ENDED NOVEMBER 30, 1995 AND NOVEMBER
30, 1994                                                                F-33

NOTES TO FINANCIAL STATEMENTS                                           F-34

THE PERIODS BEGINNING DECEMBER 1, 1995
THROUGH JUNE 17, 1996 (UNAUDITED) AND
DECEMBER 1, 1994 THROUGH MAY 31, 1995
(UNAUDITED):

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED) FOR THE PERIODS DECEMBER 1, 1995
THROUGH JUNE 17, 1996 AND DECEMBER 1,
1994 THROUGH MAY 31, 1995                                               F-35

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED) FOR THE PERIODS BEGINNING
DECEMBER 1, 1995 THROUGH JUNE 17, 1996
AND DECEMBER 1, 1994 THROUGH MAY 31, 1995                               F-36


               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                                   (UNAUDITED)

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF
OPERATIONS (UNAUDITED) FOR THE YEAR

ENDED JUNE 30, 1996                                                     F-40

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF
OPERATIONS (UNAUDITED) FOR THE  SIX MONTHS
ENDED DECEMBER 31, 1995                                                 F-41

NOTES TO CONDENSED CONSOLIDATED PRO FORMA
STATEMENTS OF OPERATIONS (UNAUDITED)                                    F-42

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Mediware Information Systems, Inc.
Melville, New York


         We have audited the accompanying consolidated balance sheet of Mediware Information Systems, Inc. and subsidiaries as at June 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Mediware Information Systems, Inc. and subsidiaries at June 30, 1996 and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1996 in conformity with generally accepted accounting principles.



/s/ Richard A. Eisner & Company, LLP
-------------------------------------

New York, New York
August 23, 1996

With respect to Note E(1)
October 28, 1996

                                MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEET
                                                AS AT JUNE 30, 1996
                                            A S S E T S
                                             (Note E)

Current assets:
   Cash and cash equivalents (Note G) .......................................... $       2,504,000
   Accounts receivable, less estimated doubtful accounts
     of $188,000 (Note A) ......................................................         3,509,000
   Current portion of contract installment receivable
     (Note A)...................................................................           252,000
   Inventories (Note A).........................................................           208,000
   Prepaid expenses and other current assets ...................................           166,000
                                                                                 -----------------
          Total current assets .................................................         6,639,000

Long-term contract installments receivable, less current
   portion (Note A).............................................................           155,000
Fixed assets, at cost, less accumulated depreciation of
   $1,364,000 (Notes A and C)...................................................           576,000
Capitalized software costs (Notes A and D)......................................         1,012,000
Excess of cost over fair value of net assets acquired,
   net of accumulated amortization of $372,000
   (Notes A and B) .............................................................         6,737,000
Other assets ...................................................................            38,000
                                                                                 -----------------
          T O T A L.............................................................  $     15,157,000
                                                                                 =================

                                       L I A B I L I T I E S

Current liabilities:
   Accounts payable............................................................. $         483,000
   Accrued expenses and other current liabilities (Note F)......................         1,775,000
   Advances from customers (Note A).............................................         1,379,000
   Current portion of capital leases payable ...................................            15,000
   Notes payable (Note E).......................................................         1,451,000
                                                                                 -----------------
          Total current liabilities.............................................         5,103,000

 Notes payable, less current portion (Note E)...................................         5,728,000
Capital leases payable, less current portion ...................................            43,000
                                                                                 -----------------
          Total liabilities.....................................................        10,874,000
                                                                                 -----------------
Commitments and contingencies (Note H)

                                        STOCKHOLDERS' EQUITY
                                             (Note G)

Common stock - $.10 par value; authorized 12,000,000
   shares; 4,931,320 shares issued and outstanding .............................           493,000
Additional paid-in capital .....................................................        13,419,000
 (Deficit)......................................................................        (9,629,000)
                                                                                 -----------------
          Total stockholders' equity ...........................................         4,283,000
                                                                                 -----------------
          T O T A L............................................................. $      15,157,000
                                                                                 =================


                       The accompanying notes to financial
                         statements are an integral part
                                     hereof.

                                MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                        Year Ended June 30,
                                                                                       1996             1995

Revenues:
   System sales................................................................. $     5,781,000   $   3,824,000
   Services.....................................................................       4,651,000       4,255,000
                                                                                 ---------------   -------------


          Total revenues........................................................       10,432,000      8,079,000
                                                                                 ----------------  -------------


Costs and expenses:
   Cost of systems..............................................................       2,023,000       1,236,000
   Cost of services.............................................................       1,403,000       1,240,000
   Purchased research and development
     (Note B)...................................................................       3,891,000
   Software development costs...................................................       1,438,000       1,387,000
   Selling, general and administrative..........................................       4,966,000       4,136,000
   Arbitration (income) (Note H)................................................                        (208,000)
                                                                                 ---------------   -------------

                                                                                      13,721,000       7,791,000

Earnings (loss) before interest income
   and expense..................................................................      (3,289,000)        288,000

Interest income.................................................................          14,000          51,000

 Interest (expense).............................................................        (216,000)       (249,000)
                                                                                 ---------------   -------------


NET EARNINGS (LOSS)............................................................. $    (3,491,000)  $      90,000
                                                                                 ===============   =============



Earnings (loss) per share (Note A).............................................. $         (1.24)  $         .04
                                                                                 ===============   =============



Weighted average number of common and common
   equivalent shares............................................................       2,817,405       2,569,447
                                                                                 ===============   =============







                       The accompanying notes to financial
                         statements are an integral part
                                     hereof.


                                MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                Additional
                                                                  Paid-in
                                                                  Capital
                                         Common Stock
                                     Shares         Amount                        (Deficit)         Total

Balance - July 1,
   1994........................      2,521,743  $    252,000  $    8,083,000   $   (6,228,000) $    2,107,000

Release of escrow
   shares......................         74,667         8,000          43,000                           51,000

Issuance of
   warrants....................                                       21,000                           21,000

Net earnings...................                                                        90,000          90,000
                                  ------------  ------------  --------------   --------------  --------------

Balance - June 30,
   1995........................      2,596,410       260,000       8,147,000       (6,138,000)      2,269,000

 Shares issued to
   nonemployee
   directors...................         86,040         9,000          86,000                           95,000

Exercise of
   warrants....................        495,025        49,000         198,000                          247,000

 Shares issued in
   connection with
   private
   placement
   (Note G)....................      1,723,076       172,000       4,891,000                        5,063,000

Shares issued as
   fees for
   acquisitions
   (Note B)....................         30,769         3,000          97,000                          100,000

Net (loss).....................                                                    (3,491,000)     (3,491,000)
                                  ------------  ------------  --------------   --------------  --------------


 BALANCE - JUNE 30,
   1996........................      4,931,320  $    493,000  $   13,419,000   $   (9,629,000) $    4,283,000
                                  ============  ============  ==============   ==============  ==============



                       The accompanying notes to financial
                         statements are an integral part
                                     hereof.

                                MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Year Ended June 30,
                                                                                         1996              1995
Cash flows from operating activities:
   Net earnings (loss)............................................................ $    (3,491,000)  $         90,000
   Adjustments to reconcile net earnings (loss) to
     net cash provided by operating activities:
       Shares issued to nonemployee directors.....................................           95,000
       Provision for doubtful accounts............................................          162,000           128,000
       Depreciation and amortization..............................................          709,000           735,000
       Purchased research and development.........................................        3,891,000
       Proceeds from contract installments receivable.............................           20,000             7,000
       Changes in operating assets and liabilities, net of effects from purchase of Pharmakon & JAC:
           (Increase) in accounts receivable......................................        (640,000)          (314,000)
           (Increase) in inventories..............................................         (53,000)           (13,000)
           (Increase) decrease in prepaid and other assets........................         (28,000)            14,000
           Increase (decrease) in accounts payable,
             accrued expenses and customer advances...............................         665,000           (406,000)
                                                                                   ---------------   ----------------

             Net cash provided by operating activities............................       1,330,000            241,000
                                                                                   ---------------   ----------------

Cash flows from investing activities:
   Acquisitions of fixed assets...................................................        (127,000)          (101,000)
   Capitalized software costs.....................................................        (496,000)          (356,000)
   Purchase of Pharmakon and JAC, net of cash acquired............................      (3,893,000)
                                                                                   ---------------
             Net cash (used in) investing activities..............................      (4,516,000)          (457,000)
                                                                                   ---------------   ----------------

Cash flows from financing activities:
   Proceeds from note payable and warrants........................................                            334,000
   Repayment of debt..............................................................        (129,000)           (23,000)
   Proceeds from exercise of warrants.............................................         247,000
   Proceeds from private placement................................................       5,063,000
                                                                                   ---------------
             Net cash provided by financing activities............................       5,181,000            311,000
                                                                                   ---------------   ----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                1,995,000             95,000

Cash and cash equivalents - beginning of period...................................         509,000            414,000
                                                                                   ---------------   ----------------

CASH AND CASH EQUIVALENTS - END OF PERIOD......................................... $     2,504,000   $        509,000
                                                                                   ===============   ================

Supplemental  disclosures of cash flow information:  Cash paid during the period for:
       Interest................................................................... $        64,000   $         47,000
       Income taxes...............................................................           6,000              3,000
     Noncash transactions:
       Shares released from escrow, recorded as additional
         purchase price...........................................................                             51,000
       Equipment acquired with capital leases.....................................          41,000
     The Company made acquisitions for $3,893,000 of cash in the year ended June
       30, 1996.  The purchase  price was  allocated to the assets  acquired and liabilities assumed based on their fair value as
       indicated in Note B........................................................      10,004,000
     Less cash acquired...........................................................         (11,000)
     Promissory note issued.......................................................      (6,000,000)
     Common stock issued..........................................................        (100,000)
                                                                                   ---------------

                                                                                   $     3,893,000


                       The accompanying notes to financial
                         statements are an integral part
                                     hereof.

               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

(NOTE A) - The Company and its Significant Accounting Policies:

The consolidated financial statements include the accounts of Mediware Information Systems, Inc. and its wholly owned subsidiary, Digimedics Corporation ("Digimedics") and its subsidiary J.A.C. Computer Services Limited ("JAC"). All significant intercompany transactions have been eliminated in consolidation.

Mediware Information Systems, Inc. and subsidiaries (the "Company") develops, installs and maintains computerized information systems for hospital blood banks, pharmacies and surgical suites.

As discussed in Note E, the Company has $5,728,000 of long-term debt which is due on August 1, 1997. The Company will have to refinance this indebtedness. There is no assurance that it will be able to do so on acceptable terms.


         [1]      Cash equivalents:

                  The Company considers all highly liquid short-term investments with a maturity of three months or less to be cash equivalents.

         [2]      Revenue recognition:

                  Revenue from the sale of systems is recognized upon delivery, although payment may be due upon completion of other contractual obligations. Service revenue is recognized on a straight-line basis over the life of the service agreements.

         [3]      Long-term contract installments receivable:

                  Contract installments receivable arising from sales of systems with extended payment terms bear interest at rates from 7% to 16% and are due in monthly installments through 1999.

         [4]      Inventories:

                  Inventories, which consist of equipment purchased for resale, are valued at the lower of cost or market. Cost is determined by the specific identification method.

         [5]      Fixed assets:

                  Furniture and equipment are depreciated by the straight-line method over their estimated useful lives of five years. Leasehold improvements are amortized by the straight-line method over the remaining terms of the respective leases.

(NOTE A) - The Company and its Significant Accounting Policies:
(continued)

         [6]      Software development costs:

                  In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes certain costs associated with the development of computer software. Such costs, in addition to costs of purchased software, are amortized over the software's estimated useful life of five years. Management periodically evaluates the recoverability of capitalized software development costs and write-downs are taken if required.

                  Costs to maintain developed programs and other development costs incurred prior to achievement of technical feasibility are expensed as incurred. Such costs were $956,000 and $951,000 for the years ended June 30, 1996 and June 30, 1995, respectively. Software development costs reported on the consolidated statements of operations include amortization (Note D).

         [7]      Excess of cost over the fair value of net assets acquired:

                  The excess of cost over the fair value of net assets acquired, which arose from the acquisitions of Digimedics, Pharmakon and JAC, is being amortized on a straight-line basis over twenty years. Management continually reevaluates the appropriateness of the amortization periods and related carrying amount. Goodwill is adjusted if events and circumstances indicate that an other than temporary decline in value below the current unamortized historical cost has occurred. Several factors are used to evaluate goodwill, including but not limited to: management's plans for future products and operations, market position and continual acceptance, recent operating results and projected undiscounted cash flows.

         [8]      Advances from customers:

                  Advances from customers represent contractual payments received by the Company. Such amounts are recorded as income upon delivery of the system with respect to system revenues or over the life of the service agreement with respect to service revenue.

         [9]      Earnings (loss) per share:

                  Earnings (loss) per share are based on the weighted average number of shares outstanding during each year.

                  Earnings per share are computed on a primary basis since the fully diluted basis does not result in further dilution.

(NOTE A) - The Company and its Significant Accounting Policies:
(continued)

         [10]     Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         [11]     Change in accounting principle and recently issued accounting pronouncements:

                  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), and Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 121 requires, among other things, that entities identify events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. SFAS 123 requires, among other things, that companies establish a fair value based method of accounting or disclosure for stock-based compensation plans. These statements are effective for the Company's fiscal year commencing July 1, 1996. The Company believes that adoption of SFAS 121 and SFAS 123 will not have a material impact on its financial statements. The Company expects to continue to account for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," using intrinsic values with appropriate disclosures using the fair value based method. The Company has not elected to adopt SFAS 123 early.


(NOTE B) - Acquisitions:

On June 17, 1996, Digimedics and Information Handling Services Group, Inc. ("IHS") and its wholly owned subsidiary, Continental Healthcare Systems, Inc. ("Continental"), entered into an Asset Purchase Agreement whereby Digimedics purchased from Continental its Pharmakon division ("Pharmakon"). Also on June 17, 1996, Digimedics purchased from Holland America Investment Corporation, a wholly owned subsidiary of IHS, all of the issued and outstanding capital stock of JAC, a United Kingdom corporation. Pharmakon and JAC develop, install and maintain computerized information systems for hospital pharmacies. Digimedics paid an aggregate of $3,666,000 in cash and issued a $6,000,000 secured promissory note (Note E) for both acquisitions. Digimedics also incurred acquisition costs of $238,000 in cash (of which approximately $26,000 was to a related party) and issued 30,769 shares of common stock as a fee valued at $100,000 to related parties.

The purchase price has been allocated to the assets acquired, including cash of $11,000, and liabilities assumed based on their fair values as follows:

Purchase price:
   Cash....................................... $        3,666,000
   Note payable...............................          6,000,000
   Costs of acquisition.......................            338,000
                                               ------------------

          T o t a l........................... $       10,004,000
                                               ==================

Assets acquired and liabilities assumed:
     Current assets........................... $          638,000
     Fixed assets.............................            248,000
     Other assets.............................            151,000
     Purchased research and development.......          3,891,000
     Excess of cost over fair value
       of net assets acquired.................          5,873,000
     Current liabilities......................           (797,000)
                                               ------------------
                                               $       10,004,000


The  purchased   research  and   development  was  charged  to  operations  upon
acquisition. The acquisitions have been accounted for as a purchase and, accordingly, the accompanying financial statements include the accounts of Pharmakon and JAC from date of acquisition.

As a result of the above-mentioned purchase, the Company has $2,017,000 of assets in the United Kingdom. The balance of the assets are in the United States.

Pro forma summary of consolidated operations, based on the original agreement, assuming the acquisition of Pharmakon and JAC has taken place on July 1, 1994:


                                    Year Ended June 30,

                                1996                  1995
                        --------------------  ------------

                                        (Unaudited)

Revenue...............  $         18,965,000  $         17,526,000
                        ====================  ====================

Net income............  $             26,000  $             37,000
                        ====================  ====================

Earnings per share....  $                .01  $                .01
                        ====================  ====================

Digimedics entered into an agreement with Continental to perform Continental's obligation to provide certain services for customers of Continental, such services to include installation of systems, customizing systems, and providing hardware. The agreement also provides for Digimedics to assist Continental in the collection of certain billed and unbilled accounts receivable, principally due from the customers who will receive the above mentioned services. Digimedics is to be paid approximately $1,237,000 plus 30% of amounts collected for performing the foregoing services.


(NOTE C) - Fixed Assets:

Fixed assets consist of the following as at June 30, 1996:

Computer, machinery, and office
         equipment..............................  $ 1,614,000
Furniture......................................       310,000
Leasehold improvements........................         16,000
                                                 ------------

          T o t a l.............................    1,940,000

Less accumulated depreciation...................    1,364,000
                                                  -----------

          B a l a n c e.........................  $   576,000
                                                  ===========


(NOTE D) - Capitalized Software Costs:

                                                     June 30,
                                        1996               1995

Balance, beginning of year
   (net of accumulated amortization).....$       998,000     $     1,079,000
Additions................................        496,000             356,000
Amortization.............................       (482,000)           (437,000)
                                         ---------------     ---------------
Balance, end of year (net of
   accumulated amortization).............$     1,012,000     $        998,000
                                         ===============     ================

(NOTE E) - Notes Payable:

At June 30, 1996 the Company has outstanding notes payable as follows:


       Promissory note issued in connection  with the  acquisition  of Pharmakon and JAC (the "Acquisition Note") (Note B) bearing interest at Citibank N.A.'s base rate 8.25% at June 30, 1996 payable monthly commencing July 31, 1996, due on or before November 30, 1996, collateralized by substantially all of the assets of Digimedics and all of the issued and outstanding stock of Digimedics and JAC. The loan agreement, among other matters, restricts the Company with respect to incurring any lien or encumbrance on its property or assets, entering into new indebtedness and paying
             any dividends (1)....................$       6,000,000

       Notes issued  during  the years  ended June 30,  1995 and June 30,  1994, bearing interest at 12% per annum, due on or before August 1, 1997, collateralized by the trade accounts receivable of Digimedics which has a balance at June 30, 1996 of $1,069,000, net of estimated doubtful accounts of $66,000, (including $804,000 issued to
             directors) (2).....................          1,179,000
                                                          -----------------

                                                          7,179,000

       Less current maturities..................          1,451,000
                                                          -----------------

                                                         $5,728,000
                                                         ===================

(1) On October 28, 1996 the promissory note was amended to provide for an extension of the due date to August 1, 1997. The extension agreement provides for an immediate payment of $1 million and monthly payments of $100,000 for principal and interest. In addition, the interest rate was increased to 15% on approximately $3,763,000 with the original rate remaining for $1,237,000. The agreement provides for the monthly payments to be first applied to the interest on the portion of the loan subject to the original rate. The remainder is to be applied to the interest, then principal, of the loan subject to 15%. As a result of this amendment, $4,549,000 of this liability is classified as long-term debt.

(2) These notes are subordinated to the acquisition note. In conjunction with the issuance of these notes the Company issued warrants to purchase 1,040,025 shares of common stock for $0.50 per share and 129,695 shares for $1.25 per share, exercisable through September 30, 2004. The Company recorded debt discount and additional paid-in capital. The debt discount was expensed in prior years since the notes were initially due prior to the current fiscal year. During May 1996, 495,025 of the $0.50 warrants were exercised.


(NOTE F) - Accrued Expenses and Other Current Liabilities:

Accrued expenses and other current liabilities consist of the following at June 30, 1996:

Wages and related benefits.........................................  $   562,000
Private placement costs............................................      282,000
Interest...........................................................      312,000
Acquisition costs..................................................      133,000
Other..............................................................      486,000
                                                                    ------------

         T o t a l.................................................  $ 1,775,000
                                                                    ============



(NOTE G) - Stockholders' Equity:

         [1]      Stock options and warrants:

                  Pursuant to the Company's Stock Option Plan (the "Plan") the number of shares reserved for issuance is equal to the lower of twenty percent of the outstanding shares of common stock or 500,000 shares. The options entitle holders to purchase shares of common stock at an exercise price not less than the fair value of the common stock at the date of grant. Up to 107,772 additional options may be issued under this plan.

                  The Company also has options outstanding pursuant to a 1982 Stock Option Plan (the "1982 Plan") and a Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan"). No additional options may be granted under the 1982 Plan and 60,685 additional options may be granted under the Non-Employee Directors Plan. The options under the Non-Employee Directors Plan entitle the holders to purchase shares of common stock at a price equal to the fair value on the date of grant.

                  The  following   table  sets  forth   summarized   information
concerning the Company's stock options:

                                                  Number of
                                                   Shares         Exercise Price

Outstanding - July 1, 1994...................        622,266       $1.00 - $5.25
Options granted..............................         35,004       $1.00 - $1.19
Options canceled.............................        (78,705)      $1.00 - $1.76
                                                  ----------

Outstanding - June 30, 1995.................         578,565       $1.00 - $5.25
Options granted.............................          80,002       $1.00 - $1.76
Options canceled............................         (56,893)      $1.00 - $1.76
                                                  ----------

Outstanding - June 30, 1996.................         601,674       $1.00 - $5.25
                                                  ==========
Exercisable.................................         438,060       $1.00 - $5.25
                                                  ==========

                  The Company had outstanding warrants for the purchase of 87,000 shares of its common stock at $5.775 per share which expired on August 5, 1996. The Company also has outstanding warrants for the purchase of 545,000 shares of its common stock at $.50 per share and for the purchase of 129,695 shares at $1.25 per share exercisable through September 30, 2004 (Note E).

         [2]      Private Placement:

                  During June 1996, the Company completed a private placement of its securities. The Company issued 1,692,308 shares of its common stock for $3.25 a share, yielding net proceeds of approximately $5,063,000 after expenses totaling approximately $437,000 (of which approximately $65,000 was to a related party). The Company also issued 30,768 shares to related parties as a placement fee valued at $100,000.

(NOTE H) - Commitments and Contingencies:

         [1]      Operating leases:

                  Rental commitments for the remaining term of the Company's noncancellable leases relating to office space expiring at various dates through 2004 are as follows:

                  Year Ending
                     June 30,

                     1997 . . . . . . . . . . . . . . . .     $  477,000
                     1998 . . . . . . . . . . . . . . . .        487,000
                     1999 . . . . . . . . . . . . . . . .        228,000
                     2000 . . . . . . . . . . . . . . . .        174,000
                     2001 . . . . . . . . . . . . . . . .        153,000
                     Thereafter . . . . . . . . . . . . .        101,000
                                                             -----------

                               T o t a l. . . . . . . . .     $1,620,000
                                                              ==========

                  Certain leases provide for additional payments for real estate taxes and insurance and contain an escalation clause for increases in utilities and services. Rental expense for the years ended June 30, 1996 and June 30, 1995 aggregated $213,000 and $212,000, respectively.

         [2]      Software license agreement:

                  In September 1990, the Company entered into an agreement to acquire a perpetual exclusive license for a computerized information system for hospital operating rooms for $750,000. In addition to the purchase price, the Company was required to pay royalties of 5% to 15% of sales of the product. To maintain exclusivity, the Company was required to pay cumulative royalty payments of $675,000, by September 1995 ($375,000 by September 1994 and an additional $300,000 by September 1995).

                  Subsequently, the licensor asserted a variety of breach of contract and other violations of the agreement and commenced an arbitration proceeding in June 1992. On November 7, 1994 the arbitral panel rendered an award confirming the Company's exclusivity for its Surgiware product, and its license for another hospital scheduling software product developed by the licensor. The award also established December 31, 1994 as the due date for the Company to make the payment of $375,000 due September 1994 to retain its exclusivity.

                  During the fourth quarter of the year ended June 30, 1994 the Company expensed costs of $1,222,000 in connection with the arbitration. Such costs included $208,000 which the Company intended to pay to the licensor to retain exclusivity; the balance is principally legal fees and expenses in connection with the arbitration. During the year ended June 30, 1995 the Company elected not to make the payments required to maintain exclusivity. Accordingly, the liability recorded in the prior year was reversed.

         [3]      Release of common shares held in escrow:

                  On November 10, 1994 the Company was informed by the Superior Court of California that it would be required to release 74,667 shares of its common stock, which were being held in escrow, to former stockholders of Digimedics Corporation, a wholly owned subsidiary. Upon releasing the shares the Company increased its number of common shares outstanding and, accordingly, recorded additional capital and increased the excess of cost over fair value of net assets acquired, by approximately $51,000 which is being amortized over the remaining life of such asset.

         [4]      Other matters:

                  Substantially all of the Company's cash is on deposit at a major metropolitan bank.


(NOTE I) - Income Taxes:

                  At June 30, 1996 the Company has available net operating loss carryforwards to reduce future federal taxable income of approximately $7,500,000 which is limited as to the amount which may be used in any one year. At June 30, 1996 the Company also has available general business tax credit carryforwards to reduce future current federal income tax expense of approximately $321,000. The net operating loss carryforwards and business tax credit carryforwards expire in various amounts through 2009 and 2011, respectively.

                  SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected future tax impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At June 30, 1996 the Company has total deferred tax liabilities of approximately $396,000 and total deferred tax assets of approximately $5,034,000. The Company has recorded a valuation allowance for the amount by which deferred tax assets exceed deferred tax liabilities and, as a result, the Company has not reported any liability or asset for deferred taxes at June 30, 1996.

                  The major deferred tax asset (liability) items at June 30, 1996 are as follows:

                  Net operating loss carryforwards.............. $    3,019,000
                  Business tax credit carryforwards.............        321,000
                  Software cost capitalization..................       (396,000)
                  Purchased research and development............      1,551,000
                  Other.........................................        143,000
                                                                 --------------

                                                                      4,638,000

Valuation allowance.............................................     (4,638,000)
                                                                 --------------

                                                                 $       - 0 -
                                                                 ===============


                  The difference between the tax provision and the amount that would be computed by applying the statutory federal income tax rate to income before taxes is attributable to the following:


                                                         Year Ended June 30,
                                                          1996           1995

Income tax provision (benefit) -
   statutory rate................................    $(1,187,000)     $ 30,000
Provision for state income taxes
   (benefit) - net of federal
   benefit (expense).............................       (187,000)        7,000
(Reduction) increase in valuation
   allowance on deferred tax assets..............      1,374,000       (37,000)
                                                     -----------     -----------

                                                     $   - 0 -       $  - 0 -
                                                     ===========     ===========

              MEDIWARE INFORMATIONS SYSTEMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             AS AT DECEMBER 31, 1996

                                   (unaudited)

                                                   ASSETS
Current assets:

   Cash and cash equivalents                                          $1,372,000
   Accounts receivable, less estimated doubtful
     accounts of $274,000                                              5,587,000
   Current portion of contract installment receivable                    226,000
   Inventories                                                           155,000
   Prepaid expenses and other current assets                             225,000
                                                                    ------------
          Total current  assets                                        7,565,000

Long-term contract installments receivable, less current portion          59,000
Fixed assets, at cost, less accumulated depreciation of $1,479,000       653,000
Capitalized software costs                                             1,104,000
Excess of cost over fair value of net assets acquired, net of
  accumulated amortization of  $550,000                                6,559,000
Other assets                                                              55,000
                                                                    ------------

                       TOTAL                                         $15,995,000
                                                                    ============
                                   LIABILITIES

Current liabilities:

   Accounts payable                                                     $573,000
   Accrued expenses and other current liabilities                      1,557,000
   Advances from customers                                             2,316,000
   Current portion of capital leases payable                              19,000
   Notes payable                                                       6,094,000
                                                                    ------------
        Total current  liabilities                                    10,559,000

Capital leases payable, less current  portion                             35,000
                                                                    ------------
        Total liabilities                                             10,594,000


                              STOCKHOLDERS' EQUITY


Preferred Stock - $.01 par value;  authorized 10,000,000 shares;
none issued and outstanding
Common stock - $.10 par value; authorized 12,000,000 shares;
4,945,179 issued and outstanding shares                                 495,000
Additional paid-in capital                                           13,440,000
Cumulative foreign currency translation adjustment                       24,000
(Deficit)                                                            (8,558,000)
                                                                    ------------

        Total stockholders' equity                                    5,401,000
                                                                    ------------


                                TOTAL                                $15,995,000
                                                                    ============

               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (unaudited)


                                                  Six Months Ended December 31,

                                                 -------------------------------
                                                        1996            1995
Revenues:
    System sales                                    $ 3,401,000    $  3,024,000
    Services                                          5,630,000       1,998,000
                                                 -------------------------------

      Total revenues                                  9,031,000       5,022,000

Costs and expenses:
    Cost of systems                                   1,088,000         767,000
    Cost of services                                  1,608,000         891,000
    Software development costs                        1,136,000         756,000
    Selling, general and administrative               3,780,000       1,970,000
                                                 -------------------------------
                                                      7,612,000       4,384,000

Earnings before interest income, interest             1,419,000         638,000
Interest income                                          46,000               -

Interest (expense)                                     (354,000)       (108,000)
                                                 -------------------------------

Earnings before income taxes                          1,111,000         530,000

Income tax                                              (40,000)         (3,000)
                                                 -------------------------------

NET EARNINGS                                       $  1,071,000      $  527,000
                                                 ===============================

Earnings per share                                     $   0.18        $   0.16

Weighted average number of common
  and common equivalent shares                        5,858,000       3,888,000

               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)


                                                            Six Months Ended
                                                      --------------------------

                                                       Dec-31          Dec-31
                                                        1996            1995
                                                      --------------------------

Cash flows from operating activities:

   Net earnings                                         $1,071,000     $527,000
   Adjustments to reconcile net earnings to net cash
      provided by operating activities:
      Provision for doubtful accounts                       86,000       30,000
      Depreciation and  amortization                       520,000      325,000
      Proceeds from contract installments receivable       122,000        3,000
      Changes in operating assets and liabilities:
        (Increase) in accounts receivable               (2,164,000)    (526,000)
        Decrease (Increase) in inventory                    53,000       (4,000)
        (Increase) in prepaid and other assets             (76,000)    (150,000)
        Increase in accounts payable, accrued expenses     805,000      328,000
        and customer advances                          -------------------------
          Net cash provided by operating activities        417,000      533,000

Cash flows from investing activities:
   Acquisitions of fixed assets                           (192,000)     (94,000)
   Capitalized software costs                             (320,000)    (208,000)
                                                       -------------------------
         Net cash (used in) investing                     (512,000)    (302,000)

 activities


Cash flows from financing activities:
   Common stock issued                                      23,000       64,000
   Repayment of long-term debt                          (1,084,000)    (100,000)
                                                       -------------------------
          Net cash used in financing activities         (1,061,000)     (36,000)
   Effect of exchange rate changes on cash and cash         24,000
     equivalents

NET (DECREASE) INCREASE IN CASH AND CASH                (1,132,000)     195,000
  EQUIVALENTS
Cash and cash equivalents, beginning of period           2,504,000     509,000
                                                       -------------------------

CASH AND CASH EQUIVALENTS, END OF                       $1,372,000     $704,000
 PERIOD
                                                       =========================

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest                                             $283,000      $22,000
     Income taxes                                           $8,000       $3,000

                          MEDIWARE INFORMATION SYSTEMS,
                              INC. AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS
                                   (UNAUDITED)



1.    Financial Statements:

        In the opinion of management, the accompanying unaudited, consolidated, condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. Such financial statements have been condensed in accordance with the applicable regulations of the Securities and Exchange Commission and therefore, do not include all disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with the Company's audited financial statements for the year ended June 30, 1996 included in the Company's annual report filed on Form 10-KSB and elsewhere herein.

        The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.


2.    Earnings (Loss) Per Share:

        Earnings per share are computed on the basis of the weighted average number of common shares outstanding during each period. Common share equivalents relating to shares issuable upon exercise of stock options and warrants are included in the computation when the results are dilutive. In addition, net earnings are adjusted under the modified treasury stock method where appropriate.



3.    Income Taxes:

        The tax expense is minimal due to the carry forward benefit from the net operating loss.

REPORT OF INDEPENDENT AUDITORS




Board of Directors
Mediware Information Systems, Inc.
Melville, New York


         We have audited the accompanying statements of operations and cash flows of Continental Healthcare Systems, Inc. - Pharmakon Division for the years ended November 30, 1995 and November 30, 1994. These financial statements are the responsibility of the management of Continental Healthcare Systems, Inc. ("Continental"). Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements enumerated above present fairly, in all material respects, the results of operations and cash flows of Continental Healthcare Systems, Inc. - Pharmakon Division for the years ended November 30, 1995 and November 30, 1994 in conformity with generally accepted accounting principles.



/s/ Richard A. Eisner & Company, LLP
------------------------------------
Richard A. Eisner & Company, LLP

New York, New York
May 8, 1996

            CONTINENTAL HEALTHCARE SYSTEMS, INC. - PHARMAKON DIVISION

                            STATEMENTS OF OPERATIONS

                                                         Year Ended November 30,
                                                           1995          1994
Revenues:
   System sales (Note A)..............................  $3,632,000    $4,592,000
   Services...........................................   3,298,000     2,897,000
                                                        ----------    ----------

         Total revenues...............................   6,930,000     7,489,000
                                                        ----------    ----------

Costs and expenses:
   Cost of systems....................................   1,876,000     2,118,000
   Cost of services...................................     964,000       981,000
   Software development costs.........................   1,354,000     1,241,000
   Selling, general and administrative................   2,147,000     2,542,000
                                                        ----------    ----------

          Total costs and expenses (Note A)...........   6,341,000     6,882,000
                                                        ----------    ----------


 Earnings before provision for income taxes...........     589,000       607,000


Provision for income taxes (Notes A and C)............     236,000       243,000
                                                        ----------     ---------



NET EARNINGS..........................................  $  353,000    $  364,000
                                                        ==========    ==========







                            The accompanying notes to
                           financial statements are an
                              integral part hereof.



            CONTINENTAL HEALTHCARE SYSTEMS, INC. - PHARMAKON DIVISION

                            STATEMENTS OF CASH FLOWS

                                                                         Year Ended November 30,
                                                                             1995          1994
Cash flows from operating activities:
        Net earnings. . . . . . . . . . . . . . . . .                    $  353,000     $ 364,000
        Adjustments to reconcile net earnings to net
           cash provided by operating activities:
               Depreciation........................................          35,000        31,000
               Amortization of capitalized software
                  costs............................................         145,000        98,000
               Proceeds from contract installments
                  receivable.......................................         119,000        64,000
               Changes in operating assets and
                  liabilities:
                      Decrease in accounts receivable..............         259,000        68,000
                      Decrease (increase) in inventories...........          52,000      (139,000)
                      Increase (decrease) in accounts
                         payable, accrued expenses and other
                         current liabilities.......................         130,000      (153,000)
                    Increase (decrease) in advances from
                         customers.................................         180,000       (39,000)
                                                                         ----------     ----------

                             Net cash provided by operating
                               activities..........................       1,273,000       294,000
                                                                         ----------     ---------

Cash flows from investing activities:
        Acquisitions of fixed assets                                        (51,000)     (58,000)
        Capitalized software costs.................................        (340,000)    (204,000)
                                                                         -----------   ----------

                             Net cash (used in) investing
                             activities............................       (391,000)     (262,000)
                                                                        -----------    ----------

Cash flows from financing activities:
                             (Decrease) in interdivisional account.       (882,000)      (32,000)
                                                                        -----------    ----------


NET CHANGE IN CASH.................................................     $  - 0 -       $  - 0 -
                                                                        ===========    ========


                            The accompanying notes to
                           financial statements are an
                              integral part hereof.

           CONTINTENTAL HEALTHCARE SYSTEMS, INC. - PHARMAKON DIVISION

                          NOTES TO FINANCIAL STATEMENTS


(NOTE A) - The Company and its Significant Accounting Policies:

                  Continental  Healthcare  Systems,  Inc. -  Pharmakon  Division
("Pharmakon"), a division of Continental Healthcare Systems, Inc. ("Continental"), develops, installs and maintains computerized information systems for hospital pharmacies.

                  Pharmakon is dependent upon Continental for financial support in the conduct of its operations. The financial statements may not necessarily be indicative of the results of operations had Pharmakon operated without the financial support of Continental.

                  Certain costs and expenses which are common to Pharmakon and the other operations of Continental have been recorded in the financial statements of Pharmakon based upon either the proportionate share of revenue or the proportionate number of employees, as determined by management. Such costs and expenses allocated to Pharmakon aggregated $1,438,000 and $1,767,000 for the years ended November 30, 1995 and November 30, 1994, respectively. In the opinion of management, these allocations to Pharmakon are reasonable and necessary to reflect all of the costs of doing business as if it were a stand-alone company.

                  Interest   expense  on   interdivisional   advances  has  been
excluded.

                  Continental also sells Pharmakon software in the United Kingdom through its affiliate, JAC Computer Services Limited ("JAC"). Sales of Pharmakon software to JAC amounted to $26,000 and $7,000 for the years ended November 30, 1995 and November 30, 1994, respectively.

                  In May 1996 Continental and a wholly owned subsidiary of Mediware Information Systems, Inc. ("Mediware") signed a letter of intent whereby substantially all operating assets of Pharmakon excluding accounts receivable will be sold to Mediware.

         [1]      Revenue recognition:

                  Revenue from the sale of software systems is recognized upon delivery. Installation, training and other systems sales revenues are recognized over the duration of the related effort. Service revenue is recognized ratably over the term of related service agreements.

         [2]  Software development costs:

                  In accordance with Statement of Financial Accounting Standards No. 86, Pharmakon capitalizes certain costs associated with the development of computer software.

(NOTE A) - The Company and its Significant Accounting Policies:
   (continued)

Such costs, in addition to costs of purchased software, are amortized over the software'sestimated useful life of five years. Management periodically evaluates the recoverability of capitalized software development costs and write-downs are taken if required. Costs tomaintain developed programs and other development costs incurred prior to achievement of technical feasibility are expensed as incurred. Such costs were $1,209,000 and $1,143,000 for the years ended November 30, 1995 and November 30, 1994, respectively. Software development costs on the statement of operations include amortization (Note B).

         [3]  Income taxes:

                  Pharmakon's operations have historically been included in the consolidated income tax returns filed by Continental's parent company. Income tax expense in the accompanying financial statements has been computed on a stand-alone basis with the related taxes payable reflected as an adjustment to the interdivisional account.

         [4]      Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(NOTE B) - Amortization of Capitalized Software Costs:

                                                          November 30,
                                              ----------------------------------
                                                 1995                   1994
                                              ----------            ------------
Balance, beginning of year (net
 of accumulated amortization).............    $  617,000             $  511,000
Additions.................................       340,000                204,000
Amortization..............................     (145,000)               (98,000)
                                             -----------            -----------

Balance, end of year (net of
accumulated amortization).................    $  812,000             $  617,000
                                              ==========             ==========

(NOTE C) - Income Taxes:

         The provision for income taxes on a stand-alone basis consists of the following:


                                                          Year Ended
                                                         November 30,
                                      ------------------------------------------
                                             1995                    1994
                                      ------------------      ------------------
Federal........................        $        194,000        $        199,000
State..........................                  42,000                  44,000
         T o t a l.............        $        236,000        $        243,000
                                      ==================      ==================


(NOTE D) - Interdivisional Account:

         A summary of the interdivisional account is as follows:


                                                      Year Ended
                                                     November 30,
                                      ------------------------------------------
                                             1995                    1994
                                      ------------------      ------------------
Balance, beginning of year.....        $      4,872,000        $      4,540,000
Net earnings...................                 353,000                 364,000
Net decrease...................               (882,000)                (32,000)
                                      ------------------      ------------------
          T o t a l............        $      4,343,000        $      4,872,000
                                      ==================      ==================

            CONTINENTAL HEALTHCARE SYSTEMS, INC. - PHARMAKON DIVISION
                       CONDENSED STATEMENTS OF OPERATIONS
                                 AND CASH FLOWS

                                   (UNAUDITED)



         In the opinion of management, the accompanying unaudited, condensed statements of operations and cash flows contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations of Pharmakon for the interim period presented (consistent with Pharmakon's fiscal reporting period). The statement of operations has been condensed in accordance with the applicable regulations of the Securities and Exchange Commission and therefore, do not include all disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with the audited financial statements of Continental Healthcare Systems, Inc. - Pharmakon Division and notes thereto contained elsewhere herein. The results of the interim period are not necessarily indicative of the results for the full fiscal year.




                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                               December 1,          December 1,
                                              1995 through         1994 through
                                              June 17, 1996        May 31, 1995
                                              -------------        -------------
Revenue :
     System sales                             $   1,446,000        $  1,176,000
     Services                                     1,981,000           1,611,000
                                              -------------        -------------

         Total revenues                           3,427,000           2,787,000
                                              -------------        -------------

Costs and Expenses
  Cost of systems                                 1,029,000              669,000
  Cost of services                                  528,000              419,000
  Software development                              809,000              780,000
  Selling, general & administrative               1,097,000              975,000
                                              -------------        -------------

         Total costs and expenses                 3,463,000            2,843,000
                                              -------------        -------------

NET (LOSS)                                        $ (36,000)       $    (56,000)
                                              ==============       =============


            CONTINENTAL HEALTHCARE SYSTEMS, INC. - PHARMAKON DIVISION

                                    CONDENSED
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)




                                                                      December 1,           December 1,
                                                                      1995 through         1994 through
                                                                     June 17, 1996         May 31, 1995
                                                                     =============         ============

Cash flows from operating activities:
    Net (loss).....................................................  $   (36,000)          $   (56,000)
    Adjustments to reconcile net loss to net
        cash (used in) provided by operating activities:
           Depreciation............................................        17,000                19,000
           Amortization of capitalized software costs..............        70,000                83,000
           Changes in contract installments receivable.............      (66,000)                66,000
           Changes in operating assets and liabilities:
               Decrease in accounts receivable.....................       143,000               129,000
               Decrease in inventories.............................       130,000                26,000
               (Decrease) increase in accounts payable,
                    accrued expenses and other current                  (293,000)                65,000
                    liabilities....................................
               (Decrease) increase in advances
                    from customers.................................     (140,000)                83,000
                                                                    --------------        --------------

               Net cash (used in) provided by operating                 (175,000)               415,000
activities.........................................................
                                                                    --------------        --------------

Cash flows from investing activities:
    Acquisitions of fixed assets...................................      (53,000)              (26,000)
    Capitalized software costs.....................................      (16,000)             (180,000)
                                                                    --------------        --------------

               Net cash (used in) investing activities.............      (69,000)             (206,000)
                                                                    --------------        --------------

Cash flows from financing activities:
    Increase (decrease) in interdivisional control account.........       244,000             (209,000)
                                                                    --------------        --------------

NET INCREASE IN CASH...............................................  $          0          $          0
                                                                    ==============        ==============



                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
JAC Computer Services Limited

In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of JAC Computer Services Limited (a United Kingdom corporation) at November 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP
Kansas City, Missouri
June 17, 1996



JAC Computer Services Limited (a United Kingdom corporation)
Balance Sheet
November 30, 1995 and 1994
(Dollars in 000's)
                                                                       1995             1994
Assets
Current assets:
  Cash and cash equivalents                                         $   515           $  558
  Accounts receivable                                                   223              267
  Inventories                                                            43               34
  Prepaids and other current assets                                      78               83
  Income taxes recoverable                                               33
                                                                   --------
  Total current assets                                                  892              942
                                                                    -------          -------
Properties, net (Note 2)                                                 52               77
 Intangibles                                                            151                8
Goodwill, net (Note 1)                                                  817              897
 Total assets                                                        $1,912           $1,924
Liabilities and stockholder's equity Current liabilities:
  Accounts payable                                                  $   129           $  123
  Accrued expenses and other current                                    124              143
    liabilities
  Deferred revenue                                                      505              426
  Income taxes payable                                                                    72
  Deferred income taxes                                                  49
                                                                   --------
 Total current liabilities                                              807              764
                                                                    -------          -------
Stockholder's equity:
Common stock; par value (1 pound)
  100,000 shares authorized, 30,000                                      47               47
     shares issued and outstanding
  Additional paid-in capital                                          1,054            1,054
  Retained earnings                                                      26               63
  Cumulative foreign currency                                           (22)             (4)
                                                                   --------        --------
     translation adjustment
 Total stockholder's equity                                           1,105            1,160
                                                                    -------           ------
Commitment (Note 3)
 Total liabilities and stockholder's                                 $1,912           $1,924
 equity


                 See accompanying notes to financial statements

JAC Computer Services Limited (a United Kingdom corporation) Statement of Operations and Retained Earnings For the years ended November 30, 1995 and 1994 (Dollars in 000's)


                                                                       1995             1994

Sales                                                                 1,444           $  1,593

Cost of goods sold                                                      880                947
                                                                    -------             ------

  Gross profit                                                          564                646

Selling, general and administrative                                     608                516
                                                                    -------            -------
expenses

Income (loss) from operations                                           (44)               130

Other income, net                                                        24                  9
                                                                    -------           --------

Income (loss) before income taxes                                      (20)                139
                                                                    ------             -------

 Provision for income taxes                                              17                 82
                                                                    -------            -------

Net income (loss)                                                       (37)                57

 Retained earnings, beginning of year                                    63                  6
                                                                     ------           --------

Retained earnings, end of year                                      $    26           $     63








                 See accompanying notes to financial statements

JAC Computer Services Limited (a United Kingdom corporation) Statement of Cash Flows For the years ended November 30, 1995 and 1994 (Dollars in 000's)


                                                        1995               1994
Cash flows - operating activities:
Net income (loss)                                     $  (37)            $   57
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating activities:
   Depreciation and amortization                         114                122
   Changes in assets and liabilities:
     Accounts receivable                                  41                 24
     Inventories                                          (9)                 5
     Prepaids and other current assets                     1                  2
     Accounts payable                                      8                 70
     Accrued expenses and other
       liabilities(16)                                    37
     Deferred revenue                                     87                  6
     Deferred income taxes/income
       taxes payable                                     (54)                66
                                                         ----            ------

                  Net cash provided by
                  operating activities                   135                389
                                                      ------             ------

Cash flows - investing activities:

Purchase of property and equipment                       (22)               (49)
Increase in intangible assets                           (147)
                                                      ------

                  Net cash used in
                  investing activities                 (169)                (49)
                                                      ------            -------

Effect of exchange rate changes on
  cash and cash equivalents                              (9)                 18
                                                     -------            -------

Net increase (decrease) in cash
  and equivalents                                       (43)                358
                                                     -------             ------

Cash and cash equivalents at
  beginning of year                                      558                200
                                                      ------             ------

Cash and cash equivalents at
  end of year                                         $  515             $  558


                 See accompanying notes to financial statements.

JAC Computer Services Limited (a United Kingdom corporation)
Notes to Financial Statements
November 30, 1995 and 1994
(Dollars in 000's)

1.       The Company and significant accounting policies

         JAC Computer Services Limited (JAC) is a hospital pharmacy software vendor which conducts business primarily in the United Kingdom. JAC is an indirect, wholly-owned subsidiary of TBG Holdings NV (TBG).

         JAC is headquartered in the United Kingdom and transacts its business and maintains its accounting records in pounds sterling. The accompanying financial statements have been presented in United States dollars as translated as described below for reporting its results to its United States parent which is also wholly-owned by TBG.

         Use of estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and cash equivalents
         Cash and cash equivalents include all balances and highly liquid investments with an original maturity of three months or less.

         Properties, net
         Deprecation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets ranging from three to five years.

         Inventories
         Inventories, which consist of components and various computer parts, are recorded at the lower of cost or market. Cost is determined using a first-in, first-out (FIFO) method.

         Intangibles
         Intangibles consist of unamortized capitalized software development costs. Software development costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Software development costs will be amortized on a straight-line basis over their estimated economic life, commencing when each product is available for general release.

         Goodwill
         Goodwill represents the excess of consideration paid for JAC in May 1993 over the fair value of net assets acquired. Goodwill amortization is computed over the estimated benefit life which is 15 years. Accumulated amortization of goodwill was $165 and $100 at November 30, 1995 and 1994, respectively.

         Translation of foreign currency
         Assets and liabilities of the Company are translated into U.S. dollars at the exchange rates in effect at the end of the period. Revenue and expense accounts are translated at a weighted average of exchange rates which were in effect during the year. Translation adjustments that arise from translating assets and liabilities from local currency to U.S. dollars are accumulated in a separate component of stockholder's equity. Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than local currency are included in results of operations as incurred.

         Revenue recognition
         Revenue is recognized when the software products are shipped to the customer. Revenue from postcontract support (PCS) arrangements is deferred and recognized over the period of the PCS.

         Income taxes
         The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company's only significant temporary difference is the intangible assets recorded related to capitalized software. The primary difference between the Company's effective tax rate and the foreign statutory tax rate (33%) is the effect of goodwill amortization of $68. The Company paid income taxes of $74 and $11 during the years ended November 30, 1995 and 1994, respectively.

2.       Properties, net

         Properties and equipment consist of the following at December 31:

                                             1995            1994

         Computer equipment                  $ 123          $ 117
         Office equipment                       43             30
         Motor vehicles                         19             19
                                            ------         ------
                                               185            166

         Less accumulated
           depreciation and
           amortization                        133             89
                                             -----         ------
                                             $  52          $  77

3.       Lease commitments

         JAC leases its office space under an operating lease agreement which expires in 2004. Annual lease rental expense under this lease in $32 per year.

4.       Subsequent event

         A dividend of $249 was paid on April 11, 1996.

                          JAC COMPUTER SERVICES LIMITED
                CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS
                                   (UNAUDITED)

         In the opinion of management, the accompanying unaudited, condensed statement of operations and cash flows contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations and cash flows of JAC Computer Services Limited (a United Kingdom corporation) (JAC) for the interim periods presented. Such financial statements have been condensed in accordance with the applicable regulations of the Securities and Exchange Commission and therefore, do not include all disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with the audited financial statements of JAC and notes thereto contained elsewhere herein. On June 17, 1996, JAC was purchased by Mediware Information Systems, Inc. These financial statements reflect the results of operations and cash flows through the acquisition date. The results of the interim period are not necessarily indicative of the results for the full fiscal year.


                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                               (Dollars in 000's)

                                         December 1, 1995      December 1, 1994
                                              through              through
                                           June 17, 1996         May 31, 1995
                                         -----------------     -----------------

Sales                                           $  883                $  724

Cost of goods sold                                 575                   435
                                         -----------------     -----------------

   Gross profit                                    308                   289

Selling, general and administrative
   expenses                                        344                   320
                                         -----------------     -----------------

(Loss) from operations                            (36)                  (31)

Other income, net                                   11                    12
                                         -----------------     -----------------

(Loss) before taxes                               (25)                  (19)

Provision for income taxes                           4                     5
                                         -----------------     -----------------

Net (Loss)                                     $  (29)               $  (24)
                                         =================     =================


                          JAC COMPUTER SERVICES LIMITED
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                               (Dollars in 000's)




                                                                    December 1, 1995          December 1, 1994
                                                                         through                   through
                                                                      June 17, 1996             May 31, 1995
                                                                    -----------------         ----------------
Cash flows - operating activities:
    Net (loss).....................................................   $    (29)                  $    (24)

    Adjustments to reconcile net (loss) to net cash
       (used  in)  operating  activities:
              Depreciation and amortization........................          57                         55

              Changes in assets and liabilities:
                  Accounts Receivable..............................          36                         93

                  Inventories......................................        (65)                         17

                  Prepaids and other
                    current assets.................................          18                         19

                  Accounts payable, accrued
                      expenses and other liabilities...............        (36)                       (40)

                  Deferred revenue.................................      (190 )                      (161)

                  Deferred income taxes/income
                    taxes payable                                             3                       (52)
                                                                    ---------------      ---------------------

                  Net cash (used in) operating activities..........       (206)                       (93)
                                                                    ---------------      ---------------------


Cash flows - investing activities:
    Purchase of property and equipment.............................        (15)                       (20)

    Increase in intangible assets..................................        (46)                       (60)
                                                                    ---------------      ---------------------

                 Net cash (used in) investing activities...........        (61)                       (80)
                                                                    ---------------      ---------------------

Cash flows - financing activities:
    Dividends paid.................................................       (249)
                                                                    ---------------      ---------------------


Effect of exchange rate changes on cash
   and cash equivalents............................................          12                         58
                                                                    ---------------      ---------------------

(Decrease) in cash and cash equivalents............................       (504)                      (115)
                                                                    ---------------      ---------------------

Cash and cash equivalents at the beginning
   of the period...................................................         515                        558
                                                                    ---------------      ---------------------

Cash and cash equivalents at the end of period.....................     $    11                   $    443
                                                                    ===============      =====================

                MEDIWARE INFORMATION SYSTEMS, INC. & SUBSIDIARIES

             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

                                   (UNAUDITED)



     The following pro forma financial information gives effect to the acquisition of Continental Healthcare Systems, Inc. - Pharmakon Division (Pharmakon) and JAC Computer Services Limited (JAC). The consolidated pro forma statement of operations for the fiscal year ended June 30, 1996 combines the audited consolidated statement of operations of Mediware for the fiscal year ended June 30, 1996 with the unaudited statements of operations of Pharmakon and JAC for the period beginning July 1, 1995 through June 17, 1996 as if the acquisitions and the private placement by Mediware of 1,352,000 shares of its common stock had occurred on July 1, 1995. The consolidated pro forma statement of operations for the six-months ended December 31, 1995 combines the unaudited condensed consolidated statement of operations of Mediware for the six months ended December 31, 1995 with the unaudited condensed statements of operations of Pharmakon and JAC for the six-months ended November 30, 1995 (the historical six-month period of the acquired business) as if the acquisitions and the private placement referred to above occurred on July 1, 1995. The transactions were accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16.


             The consolidated pro forma statements of operations should be read in conjunction with the notes thereto and the audited and unaudited financial statements and notes thereto contained elsewhere herein. The consolidated pro forma statements of operations are not necessarily indicative of what the results of operations would have been had the transaction occurred earlier, nor do they purport to represent the future results of operations of Mediware.


               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                   (UNAUDITED)



                                                                Historical                          Pro Forma              Pro Forma
                                                                                                   Adjustments          Consolidated
                                                 Mediware            JAC         Pharmakon
                                                -----------       -----------    ------------     ---------------      -------------
Revenue

  System Sales                                  $ 5,781,000                      $ 3,631,000                            $  9,412,000
  Services                                        4,651,000                        3,423,000                               8,074,000
  Sales - U.K.                                                    $1,479,000                                               1,479,000
                                                -----------       -----------    ------------                           ============

                                                                                                                        ------------
     Total revenues                              10,432,000        1,479,000       7,054,000                              18,965,000
                                                -----------       -----------    ------------
                                                                                                                        ------------

Costs and Expenses:
  Cost of systems                                 2,023,000                        2,158,000                               4,181,000
  Cost of services                                1,403,000                          949,000                               2,352,000
  Cost of sales - U.K.                                               943,000                                                 943,000
  Purchased research and development              3,891,000                                       $(3,891,000)(a)                  0
  Software Development                            1,438,000                        1,400,000                               2,838,000
                                                                                                       294,000(b)
  Selling, general & administrative               4,966,000          612,000       2,163,000           (71,000)(c)         7,964,000
                                                -----------       -----------    ------------     ---------------
                                                                                                                        ------------
     Total costs and expenses                    13,721,000        1,555,000       6,670,000       (3,668,000)            18,278,000
                                                -----------       -----------    ------------     ---------------
                                                                                                                        -----------
Earnings (loss) before interest income,         (3,289,000)          (76,000)        384,000       (3,668,000)               687,000
interest expense and provision
for income taxes

Interest income                                      14,000           22,000                                                  36,000
                                                                                                     (495,000)(d)
Interest (expense)                                 (216,000)                                           18,000(e)           (693,000)
                                                ------------      -----------    ------------     ---------------
                                                                                                                        ------------
Earnings before provision for income             (3,491,000)         (54,000)        384,000        3,191,000                 30,000
taxes
Provision for income taxes                                             4,000         154,000         (154,000)(f)              4,000
                                                ------------      -----------    ------------     ---------------
                                                                                                                        -----------

NET EARNINGS                                    $(3,491,000)      $  (58,000)       $230,000       $3,345,000           $     26,000
                                                ============      ===========    ============      ==============       ============

                                                                                                                        ------------
Pro forma earnings per share                                                                                            $       0.01
                                                                                                                        ------------
Pro forma weighted average number of
common and common equivalent
shares (g)                                                                                                                 4,550,000
                                                                                                                        ============




               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1995
                                   (UNAUDITED)


                                                               Historical

                                  ---------------------------------------------------------------------
                                                            Six Months Ended
                                       12/31/95       11/30/95           11/30/95           Pro Forma                 Pro Forma
                                  --------------    ------------      ------------
                                     Mediware            JAC            Pharmakon          Adjustments              Consolidated
                                  --------------    ------------      ------------        -------------------       ----------------
 Revenue:
    System Sales                   $  3,024,000                       $ 2,456,000                                   $    5,480,000
    Services                          1,998,000                         1,687,000                                        3,685,000
    Sales - U.K.                                        720,000                                                            720,000
                                  --------------    ------------      ------------                                  ----------------
       Total revenues                 5,022,000         720,000         4,143,000                                        9,885,000
                                  --------------    ------------      ------------

Costs and Expenses:

  Cost of Systems                       767,000                         1,207,000                                        1,974,000
    Cost of Services                    891,000                           545,000                                        1,436,000
    Cost of Sales -U.K.                                 445,000                                                            445,000
    Software                            756,000                           574,000                                        1,330,000
Development                                                                                148,000(b)

    Selling, general &
       administrative                 1,970,000         288,000         1,172,000          (32,000)(c)                   3,546,000

                                  --------------    ------------      ------------        ------------             -----------------
                                      4,384,000         733,000         3,498,000          116,000                       8,731,000
                                  --------------    ------------      ------------        ------------             -----------------
Earnings (loss) before
   interest income,
   interest expense and
   provision for income
   taxes                                638,000         (13,000)          645,000         (116,000)                      1,154,000
========
Interest income                                          12,000                                                             12,000
Interest (expense)                     (108,000)                                          (248,000)(d)                    (356,000)
                                  --------------    ------------      ------------        ------------             -----------------
Earnings before provision
   for income taxes                     530,000          (1,000)          645,000         (364,000)                        810,000
Provision for income taxes                3,000          12,000           236,000         (223,000)(f)                      28,000
                                  --------------    ------------      ------------        ------------            ------------------
NET EARNINGS                      $     527,000     $   (13,000)      $   409,000         (141,000)               $        782,000
                                  ==============    ============      ============        ============            ==================
Pro forma earnings
  per share                                                                                                       $           0.15
                                                                                                                  ==================
Pro forma weighted
   average number of
   common and common
   equivalent shares (g)                                                                                                 5,240,000

                                                                                                                  ==================

                MEDIWARE INFORMATION SYSTEMS, INC. & SUBSIDIARIES

                    NOTES TO PRO FORMA CONSENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS


The consolidated pro forma statement of operations includes historical results of Pharmakon and JAC for the six months ended November 30, 1995 and have been recast for the twelve months ended June 30, 1996 based on the following adjustments and assumptions:


(a)  To eliminate the charge for purchased research and development.

(b)  To record the amortization of goodwill over a 20 year life.

(c) To add back amortization of goodwill included in JAC's and Mediware's statements of operations.


(d) To record interest expense on the $6,000,000 promissory note, issued in connection with the acquisition of Pharmakon and JAC, at 8.25%. In October 1996 the promissory note was amended to provide for an extension of the due date to August 1, 1997. The extension agreement provides for an immediate payment of $1 million and monthly payments of $100,000 for principal and interest. In addition, the interest rate was increased to 15% on approximately $3,763,000 with the original rate remaining for $1,237,000. Interest expense under the extended loan agreement would be approximately $260,000 and $130,000 higher than reflected in the June 30, 1996 and December 31, 1995 pro formas respectively.


(e) To add back interest on the above mentioned note also included in Mediware's statements of operations.


(f) To eliminate income tax expense for Pharmakon to give effect to the pro forma adjustments above and the reporting of income for tax purposes on a consolidated basis which will reflect the utilization of Mediware's net operating loss carryforwards. Further, a reduction in the valuation allowance for a deferred tax asset has not been recorded, since utilization of net operating loss carryforwards is uncertain.

(g) Pro forma weighted average shares reflect an increase in weighted average shares by 1,352,000 for shares issued to raise funds for the acquisition and 381,000 additional shares for the June 30, 1996 pro forma as a result of common stock equivalents being dilutive for pro forma purposes.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

             Article X of the Company's by-laws as amended provides that the Company will indemnify to the fullest extent permitted by the New York Business Corporation Law (the "NYBCL") any officer or Director of the Company. Article X of the Company's by-laws further requires the advancement of expenses and permits the maintenance of insurance in connection with claims for indemnification by officers and Directors. Other provisions of Article X contain procedures to be followed by Directors and officers claiming indemnification and by the Company's representatives in determining an indemnitee's entitlement. The indemnification of officers and Directors under Article X of the Company's by-laws is intended to be as extensive as is permitted under applicable law. No statute, charter provisions, by-laws, contract or other arrangements that insures or indemnifies a Director or officer of the Company affects his or her liability in such capacity.

     ss.721-726 of the NYBCL provides authorization for broad indemnification of directors and officers by New York corporations. ss.721 of the NYBCL provides that rights granted to officers and directors pursuant to the NYBCL shall not be deemed exclusive of any other rights which a director or officer may have by specific corporate authorization, except that a corporation may not, by the certificate of incorporation or the by-laws, indemnify a director or officer for acts that were committed in bad faith or were the result of deliberate dishonesty. A director or officer may, however, still be indemnified for such acts by separate contract or by other law. ss. 722 of the NYBCL is the operative section of the statute that contains the broad grant of authority for corporations to indemnify directors and officers for losses and expenses, including attorneys' fees. ss.723 of the NYBCL provides that a person who has been successful in the defense of a civil or criminal action or proceeding as an officer or director of a corporation shall be entitled to indemnification even if indemnification was not specifically authorized by the corporation. ss.724 of the NYBCL provides that a person who is entitled to indemnification pursuant to ss.723 may seek such indemnification in court. ss.725 of the NYBCL provides that expenses which were advanced to a person in defending a civil or criminal action in connection with services performed as an officer and director shall be returned if it is ultimately determined that such person was not entitled to indemnification.

Item 25.  Other Expenses of Issuance and Distribution

             Description                                               Amount(1)


Securities and Exchange Commission filing fee  .......................  $  2,522
Printing and engraving ...............................................     5,000
Legal Services .......................................................    29,000
Accounting Services ..................................................    18,000
Miscellaneous ........................................................     5,478
Total(1) .............................................................   $60,000

---------------------
(1) All fees are estimated except for the Securities and Exchange Commission filing fee.

Item 26.  Recent Sales of Unregistered Securities

             During the past three years, the Company sold securities that were not registered under the Securities Act of 1933 (the "Securities Act") in the transactions described below.

             Between December 13, 1993 and March 2, 1994, in connection with a bridge financing utilized by the Company to finance its operations, the Company issued promissory notes in the aggregate principal amount of $495,025 to ten individuals, including a director of the Company, accompanied by warrants to purchase 495,025 shares of Common Stock for $0.50 per share. From July 15, 1993 through August 22, 1994, also in connection with the bridge financing, the Company issued promissory notes in the aggregate principal amount of $545,000 to the Chairman of the Company, accompanied by warrants to purchase 545,000 shares of common stock for $0.50 per share, and on February 15 and May 11 of 1995, in connection with a second bridge financing, the Company issued promissory notes in the aggregate principal amount of $259,390 to the Chairman, accompanied by warrants to purchase 129,695 shares of common stock for $1.25 per share. All of the above warrants are exercisable through September 30, 2004. All of such issuances were exempt from registration pursuant to Section 4(2) under the Securities Act of 1933.

             On May 8, 1996, the Company issued 495,025 shares of Common Stock pursuant to the exercise by warrantholders of 495,025 of the above-mentioned warrants at $0.50 per share. Total proceeds to the Company were $247,512. The issuance was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933. No underwriting discounts or commissions were paid as a result of this issuance.

             On June 17, 1996, in connection with the financing of an acquisition, the Company issued an aggregate of 1,692,308 shares of Common Stock to a total of nine persons (including the Chairman of the Company) and institutional investors for $3.25 per share, in a private placement exempt from registration pursuant to Regulation D under the Securities Act of 1933. The total net proceeds to the Company were $5,063,000. Smith Barney Inc. was paid a placement fee of $300,000. Also on June 17, 1996, in connection with such acquisition financing, the Company issued 61,537 shares of Common Stock to two individuals, including a director of the Company as fees for services rendered, which issuance was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933.

Item 27.  Exhibits

             An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-6.

Item 28.  Undertakings

         The small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director,officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Scotts Valley and State of California, on the 24th day of March, 1997.


                                      MEDIWARE INFORMATION SYSTEMS, INC.


                                      By:/s/ Les Dace
                                         ------------
                                          Les N. Dace
                                          President and CEO


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                     Title                           Date
---------                     -----                           -----

/s/ Les Dace                  President, CFO & CEO           March 24, 1997
------------                  Director (Principal Executive
Les Dace                      Officer, Principal Financial
                              Officer and Principal
                              Accounting Officer)


/s/ Lawrence Auriana          Chairman of the Board and      March 24, 1997
--------------------          Director
(Lawrence Auriana)

 *  Jonathan H. Churchill     Director                       March 24, 1997
-------------------------
(Jonathan H. Churchill)

 *  Roger Clark               Director                       March 24, 1997
---------------
(Roger Clark)

 *  Joseph Delario            Director                       March 24, 1997
------------------
(Joseph Delario)

 *  John C. Frieberg          Director                       March 24. 1997
--------------------
(John C. Frieberg)

                              Director
--------------------
(Walter Kowsh, Jr.)

/s/ Hans Utsch                Director                       March 24, 1997

--------------
(Hans Utsch)


 *  Clinton Weiman            Director                       March 24, 1997
------------------
(Clinton Weiman)

/s/ Lawrence Auriana

--------------------
Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
  No.             Description
--------          -----------

3.1       Restated Certificate of Incorporation           Incorporated by
                                                          Reference to Exhibit
                                                          No. 4 to the
                                                          Registration Statement
                                                          (the "1996
                                                          Registration
                                                          Statement") on Form
                                                          S-8 (File No.
                                                          333-7591)

3.2       By-laws                                         *

5         Opinion of Winthrop, Stimson, Putnam &          ****
          Roberts

10.1      Agreement between the Company and               **
          Intellimed Corporation dated September 25,
          1990

10.3.1     Asset Purchase Agreement dated June 17,        ***
          1996 among Digimedics Corporation and
          Continental Healthcare Systems, Inc. and
          Information Handling Services Group, Inc.

10.3.2    Stock Purchase Agreement dated June 17,          ***
          1996 among Digimedics Corporation and
          Holland America Investment Corporation and
          Information Handling Services Group, Inc.

10.3.3    Amended and Restated Secured Promissory         *
          Note of Digimedics Corporation dated October
          28, 1996 in the principal amount of
          $5,000,000 to Continental Healthcare Systems,
          Inc.

10.3.4    Pledge Agreement dated June 17, 1996            ***
          between Mediware and Continental Healthcare
          Systems, Inc.

10.3.5    Charge dated June 17, 1996 between              ***
          Digimedics Corporation and Continental
          Healthcare Systems, Inc.

 10.3.6   General Security Agreement dated June 17,       ***
          1996 between Digimedics Corporation and
          Continental Healthcare Systems, Inc.

 10.3.7   Guaranty dated June 17, 1996 by Mediware in     ***
          favor of Continental Healthcare Systems, Inc.

10.7      Letters outlining terms of engagement for Les   *
          Dace, Thomas Mulstay, and John Esposito

10.8      Employee Stock Option Plan, 1982, as            **
          amended

10.9      Form of Stock Option Agreement under 1982       **
          Plan

10.10     Form of Stock Option Agreement with             **
          Quadrocom, Inc.

10.13     1992 Employee Stock Option Plan                 Incorporated by
                                                          reference to Exhibit
                                                          C to Company's Proxy
                                                          Statement dated
                                                          December 17, 1991

10.14      Stock Option Plan for Non-Employee             Incorporated by
          Directors                                       reference to Exhibit
                                                          B to Company's Proxy
                                                          Statement dated
                                                          December 17, 1991

10.15      Form of Stock Option Agreement under 1992      *
          Employee Stock Option Plan

          Form of Note for Interim Financing              *
10.16.1

10.16.2   Form of Warrant for Interim Financing           *

10.17     Form of Stock Option Agreement for Joseph       ****
          Delario

21        Subsidiaries of the registrant                  *

23.1      Consent of Winthrop, Stimson, Putnam &          ****
          Roberts (Contained in Exhibit 5)

23.2      Consent of Richard A. Eisner & Company,
          LLP


23.3      Consent of Price Waterhouse LLP

24         Powers of Attorney                             ****


------------------------
* Incorporated by reference to the Exhibit bearing the same designation in the Company's Annual Report on Form 10- KSB for the fiscal year ended June 30, 1996.

** Incorporated by reference to the Exhibit bearing the same designation in the 1991 Registration Statement.

*** Incorporated by reference to Exhibits 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g), respectively, in the Company's Current Report on Form 8-K, filed on July 1, 1996.

****  Previously filed.